UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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American Assets Trust, Inc.
(Name of Registrant as Specified in Its Charter)

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April 9, 2021
Dear Fellow Stockholder:

On behalf of the Board of Directors of American Assets Trust, Inc., a Maryland corporation, I cordially invite you to attend our Annual Meeting of Stockholders on Tuesday, June 8, 2021, at Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, California 92121 at 9:00 a.m. (PDT).

The notice of meeting and Proxy Statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may authorize a proxy to vote by telephone, via the Internet, by mail or in person as described beginning on page 3 of the Proxy Statement.

Thank you for your continued support of American Assets Trust, Inc.

    Sincerely yours,

    Ernest S. Rady
Chairman of the Board of Directors, President and Chief Executive Officer

American Assets Trust, Inc.
3420 Carmel Mountain Road, Suite 100
San Diego, California 92121
(858) 350-2600

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2021 Annual Meeting of Stockholders of American Assets Trust, Inc., a Maryland corporation. The meeting will be held at 9:00 a.m. (PDT), on Tuesday, June 8, 2021, at Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, California 92121.

At the 2021 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:
(1)The election of five directors, each to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies;
(2)The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
(3)An advisory vote on our executive compensation, as described in the accompanying Proxy Statement; and
(4)Any other business properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Proxy Statement more fully describes these proposals.

You must own shares of American Assets Trust, Inc. common stock at the close of business on April 1, 2021, the record date for the 2021 Annual Meeting of Stockholders, to attend and vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. If you plan to attend, please bring a picture I.D. and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on April 1, 2021.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 9, 2021, and provide access to our proxy materials over the Internet, beginning on April 9, 2021, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet.

YOUR PROXY IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, please authorize your proxy as soon as possible to ensure that your shares will be represented at the annual meeting.

    By Order of the Board of Directors,

    Adam Wyll
Executive Vice President and Chief Operating Officer
San Diego, California
April 9, 2021

This Proxy Statement and accompanying proxy card are available beginning April 9, 2021 in connection with the solicitation of proxies by the Board of Directors of American Assets Trust, Inc., for use at the 2021 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2020 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder.
Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on June 8, 2021. The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2020 Annual Report are available at https://materials.proxyvote.com/024013.

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PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials? Our Board is making these materials available to you over the Internet or by delivering paper copies to you by mail in connection with American Assets Trust, Inc.'s Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

Where and when is the Annual Meeting? The Annual Meeting will be held at 9:00 a.m. (PDT) on Tuesday, June 8, 2021 at Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, California 92121.

What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm and an advisory resolution to approve our executive compensation for the fiscal year ended December 31, 2020. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, if any, as time permits.

Who can attend the Annual Meeting? All of our stockholders as of the close of business on April 1, 2021, the record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Authorizing a proxy in response to this solicitation will not affect a stockholder's right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 1, 2021 to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

a.the election of five directors;
b.the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
c.an advisory vote on our executive compensation; and
d.any other business properly introduced at the Annual Meeting.

What are the Board's recommendations? The Board recommends a vote:

•for the election of each nominee named in this Proxy Statement (see Proposal No. 1);
•for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (see Proposal No. 2); and
•for the approval of our executive compensation (see Proposal No. 3).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Who may vote? You may vote if you owned shares of our common stock at the close of business on April 1, 2021, which is the record date for the Annual Meeting. You are entitled to cast one vote in the election of directors for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date. As of April 1, 2021, we had 60,472,286 shares of common stock outstanding.

Who counts the votes? An individual authorized by our bylaws will tabulate the votes and will act as the inspector of the election.

Is my vote confidential? Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2021). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What is a quorum for the Annual Meeting? The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the chairperson of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of April 1, 2021 without notice other than announcement at the meeting. We may also postpone the Annual Meeting to a date that is not later than 120 days after the original record date or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of all the votes cast in the election of directors.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2) and adopt the advisory vote on executive compensation (Proposal No. 3), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a stockholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board's recommendation on that matter.

If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange, or NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a particular matter because the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:
•With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the election of directors.
•With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker, bank or other nominee is entitled to vote your shares on this matter if no instructions are received from you.
•With respect to Proposal No. 3 (Advisory Vote on Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the result of the vote on Proposal No. 3.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting. However, you will still be counted as present for purposes of determining whether a quorum is present.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

•If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;
•Call 1-800-690-6903; or

•Log on to the Internet at https://materials.proxyvote.com/024013 and follow the instructions at that site. The web site address for authorizing a proxy by Internet is also provided on your Notice of Internet Availability.

Telephone and Internet proxy authorizations will close at 11:59 p.m. (EDT) on June 7, 2021. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares of common stock: FOR all of the nominees for director named in this Proxy Statement; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; and FOR the advisory resolution to approve our executive compensation.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

•Filing written notice of revocation before or at our Annual Meeting with our Secretary, at the address shown on the front of this Proxy Statement;
•Signing a proxy bearing a later date; or
•Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the three proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials? Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are published on the Governance page of the Investors section on our web site at www.americanassetstrust.com. (We are not including the other information contained on, or available through, our web site as a part of, or incorporating such information by reference into, this Proxy Statement).

INFORMATION ABOUT THE BOARD
PROPOSAL NO. 1
NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect five directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify.

The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of American Assets Trust, Inc. and each of the nominees has consented, if elected as a director, to serve until his or her term expires.

Mr. Duane Nelles, who is currently a director on our Board, a member of our Audit Committee, a member of our Compensation Committee, and Chairperson of our Governance Committee has determined to retire so he will not stand for re-election as a director on our Board at the Annual Meeting. Mr. Nelles' decision to not stand for re-election was not due to any disagreement with us relating to our operations, policies or practices. We are currently in discussions with Mr. Nelles about potentially entering into a paid consulting agreement to continue to utilize his services on a more limited basis due to his extensive financial background, vast experience as a director of publicly traded companies, and previous contributions to us. Mr. Nelles will continue to serve as a member of our Board, member of our Audit Committee, a member of our Compensation Committee and as Chairperson of our Governance Committee until the Annual Meeting, but not thereafter.

To refresh our Board, we have nominated Ms. Nina A. Tran as a new candidate in our 2021 director elections to replace the vacancy to be left by Mr. Nelles' departure. As an executive in the real estate industry with experience at multiple firms, Ms. Tran has a significant background in finance and real estate that will support our Board and our future initiatives. If she is elected, our Board will have two female directors and four of five directors will continue to be independent. Ms. Tran's biography can be found on page 6 of this Proxy Statement.

Your proxy holder will cast your votes for each of the Board's nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends that the stockholders vote “FOR” the five nominees listed below.

Name	Age	Position
Ernest S. Rady	83	Chairman of the Board of Directors, President and Chief Executive Officer
Thomas S. Olinger †	54	Director, Chairperson of our Audit Committee and Member of our Compensation Committee
Joy L. Schaefer †	61	Director, Chairperson of our Governance Committee, Member of our Audit Committee and Member of our Compensation Committee
Dr. Robert S. Sullivan †	77	Director, Chairperson of our Compensation Committee and Member of our Governance Committee
Nina A. Tran †	52	Director, Member of our Audit Committee and Member of our Governance Committee
† Independent within the meaning of the NYSE listing standards.

Ernest S. Rady. Mr. Rady has served as Chairman of our Board since the completion of our initial public offering in January 2011 and as our President and Chief Executive Officer since September 2015. Mr. Rady has over 50 years of experience in real estate management and development, having founded American Assets, Inc. in 1967 and currently serving as its president and chairman of its board of directors. In 1971, Mr. Rady also founded Insurance Company of the West and Westcorp, a financial services holding company. From 1973 until 2006, Mr. Rady served as chairman and chief executive officer of Westcorp. Mr. Rady served as chairman of Western Financial Bank from 1982 until 2006 and chief executive officer of Western Financial from 1994 until 1996 and from 1998 until 2006. Mr. Rady also served as a director of WFS Financial Inc., an automobile finance company, from 1988 until 2006 and as chairman from 1995 until 2006. From 2006 until 2007, Mr. Rady served as chairman of dealer finance business and California banking business for Wachovia Corporation, and also served as a director from 2006 until 2008. Mr. Rady currently serves as chairman of the board of directors of Insurance Company of the West, chairman of the Dean's Advisory Council of the Rady School of Management at the University of California, San Diego and trustee of the Salk Institute for Biological Sciences. Mr. Rady received his degrees in commerce and law, and an Honorary Degree of Doctor of Laws, from the University of Manitoba. Our Board determined that Mr. Rady should serve as a director based on his wealth of experience in the commercial real estate and financial services industries.

Thomas S. Olinger. Mr. Olinger has served as a member of our Board since the completion of our initial public offering in January 2011. Since May 2012, Mr. Olinger has served as chief financial officer of Prologis, Inc., a global operator and developer of logistics real estate. From June 2011 to May 2012, Mr. Olinger served as chief integration officer of Prologis, Inc. From 2007 to June 2011, Mr. Olinger served as chief financial officer of AMB Property Corporation, a global operator and developer of logistics real estate, which was merged with and into Prologis, Inc. in June 2011. From 2002 until 2007, Mr. Olinger served as vice president and corporate controller of Oracle Corporation, a computer hardware and software company. Mr. Olinger began his professional career in 1988 with Arthur Andersen LLP as an auditor and Mr. Olinger became a partner in 1999, during which time Mr. Olinger served various REITs. Mr. Olinger received his Bachelor of Science degree in finance from Indiana University. Our Board determined that Mr. Olinger should serve as a director based on his wealth of experience in the real estate industry, as well as his financial background. Mr. Olinger is currently the Chairperson of our Audit Committee and is a member of our Governance Committee. As of our Annual Meeting, Mr. Olinger will remain Chairperson of our Audit Committee, become a member of our Compensation Committee and no longer be a member of our Governance Committee.

Joy L. Schaefer. Ms. Schaefer has served as a member of our Board since our 2019 Annual Meeting. Since 2005, Ms. Schaefer has served as president of Golden Eagle Advisors, LLC, a consulting firm focused on organizational development and growth through strategic, operational and financial improvements. From 2005 until August 2018, Ms. Schaefer served as an operating partner of Snow Phipps Group, LLC, a private equity firm, where she was a business and operations advisor to real estate specialty finance companies. From 2002 until 2005, Ms. Schaefer served as president of JL Schaefer Consulting, a strategic, financial and operational consulting practice, advising privately held and family-owned businesses. In 2002, Ms. Schaefer served as president and chief operating officer of Ameriquest Mortgage, a privately held mortgage banking company. From 1990 until 2002, Ms. Schaefer served in various senior management positions within the Westcorp family of companies, including as president and chief operating officer of Westcorp, Inc., a publicly traded financial services holding company; vice chairman, chief executive officer, president and chief operating officer of WFS Financial, Inc., a publicly traded national automobile finance company; and chief operating officer, senior executive vice president, chief financial officer and treasurer of Western Financial Bank, Inc. Earlier in her career, Ms. Schaefer was an audit manager for Ernst & Young. Ms. Schaefer received her Bachelor of Science degree from the Illinois Wesleyan University, where she majored in accounting. Ms. Schaefer was licensed as a Certified Public Accountant in California, Illinois and Oklahoma. Our Board determined that Ms. Schaefer should serve as a director based on her extensive financial background and experience as an executive officer of multiple publicly traded financial services companies. Ms. Schaefer is currently a member of our Audit Committee and Compensation Committee. As of our Annual Meeting, Ms. Schaefer will become Chairperson of our Governance Committee and remain a member of our Audit Committee and Compensation Committee.

Dr. Robert S. Sullivan. Dr. Sullivan has served as a member of our Board since the completion of our initial public offering in January 2011. From 2003 until his retirement in September 2019, Dr. Sullivan was the dean of the Rady School of Management at University of California, San Diego. From 1997 until 2002, Dr. Sullivan was dean of Kenan-Flagler Business School at University of North Carolina, Chapel Hill. From 1976 until 1998, Dr. Sullivan served in a variety of senior positions at the University of Texas and Carnegie Mellon University. From 2004 until 2017, Dr. Sullivan served on the board of directors of Cubic Corporation. From 1991 until 2006, Dr. Sullivan served as a director of Stewart and Stevenson Services, Inc. Dr. Sullivan received his Doctor of Philosophy degree from Pennsylvania State University. Dr. Sullivan received his Master of Business Administration degree from Cornell University and his Bachelor of Arts degree in mathematics from Boston College. Our Board determined that Dr. Sullivan should serve as a director based on his leadership expertise and extensive experience as a director of public and private companies. Dr. Sullivan is currently, and as of our Annual Meeting, will remain the Chairperson of our Compensation Committee and a member of our Governance Committee.

Nina A. Tran. Ms. Tran has been nominated as a new candidate to serve on our Board. Ms. Tran currently serves as the chief financial officer for Pacaso, a real estate technology company focused on providing second home ownership to more people at a fraction of the cost. Prior to Pacaso, from 2016 to 2021, Ms. Tran was the chief financial officer at Veritas Investments, Inc., a real estate investment manager that owns and operates mixed-use multifamily properties in the San Francisco Bay Area and Southern California. From 2013 to 2016, Ms. Tran served as the chief financial officer of Starwood Waypoint Residential Trust, a leading publicly-traded REIT that owns and operates single-family rental homes. Prior to joining Starwood Waypoint, Ms. Tran spent 18 years at Prologis, Inc. (formerly AMB Property Corporation), the largest publicly-traded global industrial REIT. Ms. Tran served as senior vice president and chief accounting officer, and most recently as chief global process officer, where she helped lead the merger integration between AMB and Prologis. Prior to joining AMB, Ms. Tran was a senior associate with PricewaterhouseCoopers. Ms. Tran currently serves on the board of directors of Apartment Income REIT (AIR) (formerly Apartment Management & Investment Company, or AIMCO) and is the audit committee chairwoman for AIR. Ms. Tran also serves on the advisory board of the Asian Pacific Fund. Ms. Tran brings particular expertise to the Board in the areas of real estate, accounting, financial controls, business processes, and corporate governance. Upon her election, we intend to appoint Ms. Tran as a member of our Audit Committee and as a member of our Governance Committee.

DIRECTOR COMPENSATION

Name (1)	Fee Earned in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total Compensation ($)
Duane A. Nelles	65,500	50,002	—	115,502
Thomas S. Olinger	63,500	50,002	—	113,502
Dr. Robert S. Sullivan	65,500	50,002	—	115,502
Joy L. Schaefer	54,500	50,002	—	104,502
______________________

(1) Mr. Rady, our Chairman of the Board, President and Chief Executive Officer, is not included in this table as he is our employee and does not receive compensation for his services as a director. All compensation paid to Mr. Rady for the services he provides to us is reflected in the Summary Compensation Table.
(2) Reflects retainer and meeting fees earned in 2020. Amounts do not include reimbursable costs (i.e., airfare, hotel, car rental, etc.) incurred by directors in connection with their services as directors.
(3)    Amounts reflect the full grant-date fair value of restricted stock awards granted in 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the director. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K. As of December 31, 2020, each non-employee director held 1,502 shares of restricted stock that had not vested.
Narrative Disclosure to Director Compensation Table
Non-Employee Director Compensation Program
The compensation program for our non-employee directors is intended to fairly compensate our directors for the time and effort necessary to serve on our Board. Non-employee members of our Board receive a combination of cash and equity-based compensation. We reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full Board and committee meetings.
Cash Compensation. Pursuant to this program, each non-employee director will receive an annual base retainer for his or her services of $40,000, payable in cash in quarterly installments in conjunction with quarterly meetings of the Board. In addition, each non-employee director who serves as the Chairperson of the Audit, Compensation or Governance Committees will receive an additional annual cash retainer of $15,000, $10,000 or $10,000, respectively. Directors also receive additional cash consideration equal to $1,500 for each board meeting attended in person or by telephone, and $1,000 for each committee meeting that members attended in person or by telephone. Non-employee directors are permitted to elect to receive these cash amounts in the form of fully vested shares of our common stock.
Equity Compensation. Each of our non-employee directors is eligible to receive automatic grants of restricted stock under our Amended and Restated 2011 Equity Incentive Award Plan, or Amended Equity Plan. On the date of each annual meeting of stockholders, each non-employee director who continues to serve on our Board following such annual meeting will be granted an award of restricted stock with a value equal to $50,000, based on the closing price of our common stock on the date of such grant. These awards of restricted stock will vest, subject to the director's continued service, upon the earlier of (i) the one-year anniversary of the date of grant or (ii) the date of the next annual meeting of our stockholders, if such non-employee director continues his or her service on the Board until the next annual meeting of our stockholders, but not thereafter (i.e., if such non-employee director is not re-elected or otherwise determines not to stand for re-election). All awards of restricted stock granted to each non-employee director will vest in full upon a change in control (as defined in the Amended Equity Plan).
Stock Ownership Guidelines for Independent Directors. We maintain stock ownership guidelines for our independent directors pursuant to which such independent directors are required to maintain a level of ownership of equity in the Company equal to five times their annual base retainer, subject to certain limited exceptions. Any newly appointed or elected independent director will be required to meet this requirement within five years of being appointed. All of our independent directors are currently in compliance with our stock ownership guidelines.

BOARD STRUCTURE, LEADERSHIP, RISK MANAGEMENT AND SUCCESSION PLANNING

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•our Board is not staggered, with each of our directors subject to re-election annually;
•of the five persons who currently serve on our Board, and of the five persons that have been nominated to serve on our Board, our Board has determined that four, or 80%, of such directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;
•at least three of our current and nominated directors qualify as an “audit committee financial expert” as defined by the SEC;
•we have opted out of the control share acquisition statute in the Maryland General Corporation Law, or MGCL, and the business combination provisions of the MGCL; and
•we do not have a stockholder rights plan.

Additionally, we have not given our stockholders the right to amend our Bylaws because our Board continues to believe that it is not prudent at this time to give stockholders a one-way ratchet to make binding amendments to our Bylaws. In our Board's view, it would essentially be irreversible and there has been no data supporting a correlation or link between stockholders' ability to amend bylaws and economic performance of a company. That said, we will continue to consider this matter and engage with our stockholders, as appropriate. However, to date, none of our stockholders have initiated substantive dialogue on this matter with us.

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our Board is currently chaired by Mr. Rady, our Chairman, President and Chief Executive Officer. Our Board believes that Mr. Rady's service as our Chairman is in the best interests of our Company and our stockholders because Mr. Rady possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and because he is the person best positioned to develop agendas that ensure that our Board's time and attention is focused on the most critical matters. Our Board believes that Mr. Rady's role as Chairman enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and tenants.

Succession Planning. Our Board has implemented an emergency succession plan in case of the sudden or unanticipated resignation, termination, death or temporary or permanent disability of Mr. Rady, or otherwise in case Mr. Rady is unable to perform his duties as Chairman, President and Chief Executive Officer.

This plan is reviewed at least annually by our Board with input from the Governance Committee and currently includes Dr. Sullivan as emergency interim Chairman and Robert F. Barton and Adam Wyll as emergency interim executive committee members.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management, independent directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management, independent directors will meet in executive session if circumstances warrant. One non-management, independent director will preside as chair over each executive session of the Board that is held without management present; and such non-management, independent director will preside at all meetings of the Board at which our Chairman is not present.

The position of independent chair of the executive sessions of the Board is rotated quarterly among each of the non-management, independent directors in last-name alphabetical order. The current presiding non-management, independent director and additional information on the Board's executive sessions as described in our Corporate Governance Guidelines can be found at the Governance page of the Investors section on our web site at www.americanassetstrust.com. (Our web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our web site is not and should not be considered, part of this Proxy Statement and is not incorporated by reference herein.)

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “Communications with the Board.”

BOARD MEETINGS AND ATTENDANCE

The Board held four regularly scheduled meetings and one special meeting in 2020 to review significant developments, discuss the potential and actual impact of the COVID-19 pandemic, engage in strategic planning and act on matters requiring Board approval. Each incumbent director attended 100% of the Board meetings and the meetings of committees on which he or she served in 2020.

BOARD COMMITTEES

Our Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Additionally, our Board may from time to time establish other committees to facilitate the management of our Company.
Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairperson of our Audit Committee and each other member of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:
•our accounting and financial reporting processes;
•the integrity of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal and regulatory requirements;
•the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
•the performance of our internal audit function; and
•our overall risk profile.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also approves the Audit Committee report required by SEC regulations to be included in our annual Proxy Statement. Mr. Olinger is the Chairperson of the Audit Committee as well as an "audit committee financial expert", and Mr. Nelles and Ms. Schaefer are current members of the Audit Committee and are both "audit committee financial experts". As noted above, upon her election to serve on the Board, our Board intends to appoint Ms. Tran, who we have determined is also an "audit committee expert", to replace Mr. Nelles as a member of the Audit Committee.
During 2020, the Audit Committee met a total of five times.

Compensation Committee
Our Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:
•reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;
•reviewing and approving the compensation of our named executive officers;
•reviewing our executive compensation policies and plans;
•implementing and administering our incentive compensation equity-based remuneration plans;
•assisting management in complying with our proxy statement and annual report disclosure requirements;
•producing a report on executive compensation to be included in our annual proxy statement; and
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation. Dr. Sullivan is Chairperson of the Compensation Committee and Mr. Nelles and Ms. Schaefer are current members of the Compensation Committee. As noted above, as of the Annual Meeting, our Board intends to appoint Mr. Olinger to replace Mr. Nelles as a member of the Compensation Committee. During 2020, the Compensation Committee met two times.
Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:
•identifying and recommending to the full Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•developing and recommending to the Board corporate governance guidelines and principles and implementing and monitoring such guidelines and principles;
•reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition and committee composition and structure;
•recommending to the Board nominees for each committee of the Board;
•facilitating the annual assessment of the Board's performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•overseeing the Board's evaluation of the performance of management.
Mr. Nelles is the current Chairperson of the Governance Committee and Dr. Sullivan and Mr. Olinger are members of the Governance Committee. As noted above, as of the Annual Meeting, our Board intends to appoint Ms. Schaefer as Chairperson of the Governance Committee to replace Mr. Nelles; and to appoint Ms. Tran to replace Mr. Olinger as a member of the Governance Committee. During 2020, our Governance Committee met one time.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board of Directors (the “Audit Committee”) oversees the financial reporting process of American Assets Trust, Inc., a Maryland corporation (the "Company"), on behalf of the Board of Directors (the “Board” ) of the Company, consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company's independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and the Company's independent registered public accounting firm, Ernst & Young LLP, the Company's December 31, 2020 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with the Company's management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Thomas S. Olinger, Chairperson
Duane A. Nelles
Joy L. Schaefer

CORPORATE GOVERNANCE

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable governmental laws, rules and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available at the Governance page of the Investors section on our web site at www.americanassetstrust.com. In addition, these documents are also available in print to any stockholder who requests a copy from Investor Relations at American Assets Trust, Inc., Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, or by email at info@americanassets.com. In accordance with the Corporate Governance Guidelines, the Governance Committee oversees an annual assessment by the Board of the Board's performance. The Governance Committee is responsible for establishing the evaluation criteria and implementing the process for such evaluation, as well as considering other corporate governance principles that may, from time to time, merit consideration by the Board. (Our web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our web site is not, and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to its respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Our Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Since January 2020, there has been no insider participation or compensation committee interlocks of the Compensation Committee. At all times since January 2020, the Compensation Committee has been comprised solely of independent, non-employee directors.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at American Assets Trust, Inc.,
c/o Adam Wyll, Executive Vice President and Chief Operating Officer, Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121. Stockholders and other interested parties also may e-mail the Chairman, the entire Board or any of its members c/o awyll@americanassets.com, or otherwise e-mail all of our independent directors c/o independentdirectors@americanassets.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

Mr. Wyll, who also serves as our General Counsel, will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Chairman, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairman, our Board or any of its members. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairman, our Board or any of its members and will not be retained. Such material may be forwarded to local or federal law enforcement authorities.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairman and any other independent director on request. The independent directors grant our General Counsel discretion to decide what correspondence will be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

INSIDER TRADING AND ANTI-HEDGING POLICIES

Our insider trading policies contain stringent restrictions on transactions in our stock by executive officers, employees and directors. All trades by executive officers and directors must be pre-cleared with our General Counsel. Furthermore, no executive officer, employee or director may engage in any hedging transactions with respect to any equity securities of the Company held by them, whether vested or unvested, which includes the purchase of any financial instrument (including puts and call options) designed to directly hedge or offset any decrease in the market value of such equity securities.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is available at the Governance page of the Investors section of our web site at www.americanassetstrust.com. (Our web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our web site is not, and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate's experiences, skills and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

The Governance Committee has not set minimum qualifications for Board nominees. Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry and an ability to work collegially. Other factors that we are committed to include gender and ethnic diversity, various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate and legally permitted, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert” under Section 407 of the Sarbanes-Oxley Act of 2002, as defined by the rules of the SEC.

All potential candidates are interviewed by the Chairman of the Board and Chairperson of our Governance Committee , and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, our General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the Governance Committee. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board and how the candidate satisfies the Board's criteria. The stockholder must also provide such other information about the candidate as is set forth in our Bylaws and as would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of stockholdings in American Assets Trust, Inc. All communications are to be directed to the Chairperson of the Governance Committee, c/o American Assets Trust, Inc., Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, Attention: General Counsel. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the proxy statement for the prior year's annual meeting will likely not be considered timely for consideration by the Governance Committee for that annual meeting.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Mr. Olinger, Ms. Schaefer and Ms. Tran qualify as “audit committee financial experts,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Mr. Olinger, Ms. Schaefer and Ms. Tran were each determined by our Board to be “financially literate” in accordance with SEC rules, including based on their prior experience. Our Board determined that Mr. Olinger, Ms. Schaefer and Ms. Tran acquired the required attributes for designation as “audit committee financial experts” based on the relevant experience discussed below, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determinations.

Mr. Olinger currently serves as the chief financial officer of Prologis, Inc., a global leader in logistics real estate with an equity market capitalization of over $70 billion as of January 1, 2021. Mr. Olinger was previously a corporate controller for Oracle Corporation and an audit partner at Arthur Andersen LLP; he holds a Bachelor of Science degree in finance; and he has extensive experience with real estate investment trusts, accounting and capital markets, as described in his biography above.

Ms. Schaefer has served in multiple senior executive roles in the financial services industry, including as an operating partner of a private equity firm where she was a business and operations advisor to real estate specialty finance companies; as president and chief operating officer of Ameriquest Mortgage, and in various executive management positions, as president, vice chairman, chief executive officer and/or chief operating officer of a publicly traded financial services holding company and publicly traded national automobile finance company. Ms. Schaefer was previously an audit manager for Ernest & Young LLP, and was a licensed Certified Public Accountant in California, Illinois and Oklahoma, as described in her biography above.

Ms. Tran currently serves as the chief financial officer for Pacaso, a real estate technology company focused on providing second home ownership to more people at a fraction of the cost. Ms. Tran was previously the chief financial officer of Veritas Investments, Inc., a real estate investment manager that owns and operates mixed-use multifamily properties in the San Francisco Bay Area and Southern California, the chief financial officer of Starwood Waypoint Residential Trust, a leading publicly-traded REIT and was a senior associate with PricewaterhouseCoopers, as described in her biography above.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee's policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Ernst & Young LLP's fees for the fiscal years ended December 31, 2020 and 2019 were as follows:

	Fiscal Year Ended December 31
	2020	2019
Audit Fees	$954,500	$1,022,000
Audit-Related Fees	—	42,000
Tax Fees	168,300	157,600
Total Fees	$1,122,800	$1,221,600

A description of the types of services provided in each category is as follows:

Audit Fees — Includes audit of our annual financial statements; review of our quarterly reports on Form 10-Q; issuance of consents, issuance of comfort letters as part of underwriters' due diligence and review of draft responses to SEC comment letters.

Audit-Related Fees — Includes access to accounting research database and financial due diligence in connection with our acquisition of La Jolla Commons in June 2019.

Tax Fees — Includes tax preparation services and various domestic tax planning and advice.

All of the services performed by Ernst & Young LLP for us during 2020 and 2019 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy. The Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board encourages all directors to attend our annual meetings of stockholders. Mr. Rady, Dr. Sullivan and Mr. Nelles attended our 2020 Annual Meeting of Stockholders.

ENVIRONMENTAL SUSTAINABILITY, SOCIAL RESPONSIBILITY,
GOVERNANCE AND HUMAN CAPITAL

We continue to develop and implement our environmental sustainability, social responsibility and governance ("ESG") goals, with the assistance of our Environmental Sustainability, Social Responsibility and Governance Committee ("ESG Committee"), as outlined in our Corporate Sustainability Policy. The ESG Committee creates a road-map for us to achieve (and continue to achieve) our annual ESG objectives, identifies sustainability risk and opportunities, reviews innovative solutions, executes and oversees ESG projects and reports both short and long-term impacts of our ESG projects to our Board and executive management team, who have direct oversight for the ESG Committee and our ESG goals. We believe this furthers our commitment to our stakeholders, which includes our stockholders, tenants, vendors, employees and customers, among others.

Environmental Sustainability

Protecting the Earth’s natural resources is one of our priorities. In operating and developing our properties, we use proven conservation methods to reduce carbon emissions, minimize our environmental impact and preserve natural resources for current and future generations. In addition to implementing environmentally conscious programs, members of our regional teams have partnered with local organizations to introduce energy and water conservation programs and waste reduction programs. We share our wealth of knowledge with the hope that our communities and neighbors will adopt changes that have a lasting positive impact on our environment.

Below are just some of our sustainable focuses and specific accomplishments:

•Portfolio-wide participation in the United States Environmental Protection Agency’s Portfolio Manager Program to track and benchmark each of our property’s energy and water usage, greenhouse gas emission and waste generation. We have partnered with Measurabl since 2017 to aggregate the Portfolio Manager’s data and alert us to any unexpected deviations from normal usage trends. With our actions and operations, in 2020, we increased our overall Global Real Estate Sustainability Benchmark, or GRESB, Score by 14 points.

•Electricity use is among the largest contributors to our operational emissions and operating expenses. Reducing our consumption reduces our annual operating expenses and insulates us from fluctuations in energy prices. As such, we continue to conduct feasibility studies regarding alternative energy sources including fuel cells, solar energy and other renewable energy sources. Our goal is to consume energy that is clean and resilient and reduces our dependence on traditional energy sources.

•We are committed to ongoing energy management through the use of building automation systems that continuously monitor consumption and alert us when unexpected increases are observed. Specifically, at our City Center Bellevue and Landmark @ One Market properties, in Bellevue, Washington and San Francisco, California, respectively, we have partnered with Siemens to provide a full building analysis of our operations and to identify opportunities to improve energy efficiency. Abnormal consumption is quickly identified, assessed and corrected.

•We continue to invest in LED lighting retrofit projects for our building interiors and exteriors, as well as parking lots and garages, across our portfolio. These high-efficiency and extended-lifespan LED lights are controlled using smart control systems that monitor and adjust lighting needs based on external ambient light, time schedules and usage.

•To support the increasing use of electric vehicles, we have installed a total of 171 electric vehicle charging (EVC) stations at 13 properties. We intend to install additional EVC stations to meet the rising demand.

•At Lloyd Center Tower in Portland, Oregon, we purchased renewable energy certificates (RECs) through Pacific Power’s Blue Sky Renewable Energy program. The amount of RECs purchased in 2020 equates to approximately 3.2 million kWh of solar and wind generated electricity.

•We continue to work toward reducing our paper consumption. Further, the COVID-19 pandemic's work from home requirements accelerated the need to conduct business digitally. In 2015, we implemented DocuSign, an electronic signature service, which allows us to send, receive and execute documents electronically. Implementing DocuSign materially reduced our reliance on printing and shipping, thus decreasing our greenhouse gas emissions: to date, we have saved approximately 28,845 pounds of wood, or 87 trees, 84,933 gallons of water, or the amount used by 61 washing machines in an average year, 67,706 pounds of carbon emission, or 6 cars each travelling 11,500 miles in a year, and 4,687 pounds of waste, or 78 full trash cans.

•We have incorporated ecofriendly landscape design at each of our properties that utilize (to the extent feasible) smart controllers and efficient irrigation drip lines, as well as native, adaptive, environmentally sensitive and drought-tolerant plants. At properties where established municipal lines collect and treat gray water, we use the reclaimed water to irrigate our landscaping, resulting in a reduction of our fresh potable water consumption. In addition, at First & Main, we have an eco-terrace that uses reclaimed water to maintain the outdoor gathering space.

•In 2018, in developing our Torrey Point property, significant efforts were made to protect existing sensitive surrounding habitat and to oversee the revegetation with native and drought tolerant plants found only at Torrey Pines State Park Beach and Reserve. Additionally, we partnered with the San Diego Natural History Museum to preserve unearthed fossils and artifacts.

•We continue our efforts to transition away from traditional heat absorbent, gravel built-up black tar roofs and replace them with white thermoplastic polyolefin (TPO) and polyvinyl – chloride (PVC) roofing membranes or “cool roofs”. These thermal reflective roofs absorb less heat than the traditional black tar roofs, reducing the cooling needs of the building.

•Over a decade ago, we implemented one of the largest, most comprehensive and highly successful recycling programs in San Diego for our entire Southern California portfolio that continues to involve the participation of many stakeholders, including our tenants, customers, contractors and vendors.

•We have installed substantial parking photovoltaic canopies and rooftop photovoltaic systems (solar arrays) at our Torrey Reserve Campus and Pacific Ridge Apartments properties, each in San Diego, California, that generate up to 500 kW at each location.

•We have implemented the Waste-to-Energy program at our Landmark @ One Market in San Francisco, California. The program diverts used HVAC filters away from the landfill and transfers them to an off-site combustion chamber facility. The filters undergo a process that result in a residual bi-product of less than 10% of the filters original volume and steam generated electricity. For every 2,000 lbs. of waste, 520 kWh of electricity is generated, powering homes and businesses in Northern California.

•In 2017, we renovated three buildings, consisting of 21 multifamily units, at our Loma Palisades Apartments property in San Diego, California, with demolition down to the existing foundation and framing, incorporating new energy efficient elements and recycling construction waste, to the extent feasible.

•Our Hassalo on Eighth community in Portland, Oregon has a bike hub (Lloyd Cycle Station) with space for 900 bicycles. It was North America’s largest bike hub when it was installed in 2016.

•Also, at Hassalo on Eighth, we have on-site terminals for the Portland Streetcar, TriMet’s MAX line and most major bus lines with direct routes to Portland International Airport and other destinations throughout Portland. Bikes, vehicle share programs and designated car pool or high-efficiency vehicle parking are also available to our residents and tenants.

•We developed, installed and operate one of the nation’s first and largest multifamily Natural Organic Recycling Machine (or NORM) with the capability of treating 100% of the grey and black water created by Hassalo on Eighth and Lloyd 700, with the ultimate goal of diverting approximately 47,000 gallons of wastewater away from the municipal sewer system daily. Recycled water produced by NORM is sent back to each building and used for flush water and is also used for irrigation during the growing seasons. NORM’s bi-products are recycled for further off-site use, including bio-solids as fertilizer, and fats, oils and greases as fuel. NORM is designed to reduce the water usage of the four buildings by 50%, or approximately 7,300,000 gallons of water per year.

•Landmark @ One Market, a Leadership in Energy and Environmental Design (or LEED) Gold historical office building, originally built in 1917 as the headquarters for Southern Pacific Railroad, was the first building in San Francisco, California, to be certified to the BREEAM USA standard for existing buildings in 2019.

•Eight properties in our portfolio (comprising a total of nine office buildings and three multifamily buildings), are LEED Certified, consisting of approximately 3.3 million square feet, including 657 multifamily units, in the aggregate.

•Twelve properties in our portfolio (comprising a total of 17 office buildings and five multifamily properties) are ENERGY STAR Certified, consisting of approximately 5.4 million square feet, including 1,986 multifamily units, in the aggregate.

Social Responsibility and Governance

We firmly believe that our success is directly related to the success and health of our employees and communities. Through partnerships with non-profit organizations, charitable and financial contributions, in-kind donations, and volunteer efforts, we strive to make a positive impact on the individuals and businesses within our communities. Partnering with the local and national non-profit organizations, we have contributed to the development of community growth, support, and philanthropy across all asset types.

Below are just some of our social responsibility and governance focuses and specific accomplishments:

•In partnership with a local San Diego radio station, we continued the Tribute to Teachers program, which honors local school educators for their outstanding work inside and outside of the classroom. Throughout the school year, the program spotlights a San Diego community and encourages listeners to nominate their favorite local educator who has made a life-long impression on students. In 2020, we honored four educators, and since the start of the program in 2014, we have honored 32 educators.

•Each year, we encourage our employees and community to donate teddy bears or stuffed animals to the annual Holiday Teddy Bear Drive. Due to the COVID-19 pandemic, in lieu of collecting teddy bears, a financial donation was made to the San Diego Center for Children.

•We continue our annual efforts to organize the collection of food and basic necessities and deliver them to local families in need. Due to the COVID-19 pandemic and subsequent school closures, a donation was made in lieu of backpacks and school supplies in support of Promises2Kids’ annual backpack drive. In 2020, we donated the equivalent of 133 backpacks and lunch bags filled with essential school supplies for local, at-risk, foster children.

•We and our employees remained committed to continuing our philanthropic work in 2020. To keep our employees safe, we provided information on virtual volunteerism programs, such as Operation Gratitude and Zooinverse, that allow our employees to continue their generosity while complying with COVID-19 guidance. Programs such as Operation Gratitude personally connect employees with military members and first responders to express our gratitude for their services. Other programs, such as Zooinverse, allow employees to contribute to a scientific zoological research studying the ecological impact due to climate change or pollution.

•We participate in community awareness programs. Many of our properties sponsor blood drives for the much-needed local blood banks. In 2020, we held 394 blood drives across our properties in four different states. During Breast Cancer Awareness Month, Go Red for Women and American Cancer Awareness Month, we illuminate some of our properties in pink, red and purple, respectively, to garner local and media attention and further promote awareness. At Alamo Quarry Market, we light up our historic and iconic smokestacks with different colors representing over 15 non-profit organizations.

•We promote animal welfare, and proudly support local organizations’ efforts to set up public rescue animal adoption events and to enforce laws preventing animal cruelty. Every holiday season at our Del Monte Shopping Center, we support the Santa Paws photo event which supports the Animal Friends Rescue Project. In addition, adoption events are held monthly at Alamo Quarry Market.

•Ernest Rady, our Chairman, President and Chief Executive Officer, is well known for his generosity to local non-profit organizations and has received numerous awards and acknowledgments recognizing his and his family's extraordinary charitable contributions to such organizations as the Rady Children’s Hospital, the San Diego Zoo, the University of California, San Diego Foundation, the Jewish Family Service, the Salvation Army, and the San Diego Symphony, just to name a few.

•We are proud supporters of the Rady Children’s Hospital, the largest children’s hospital in California. The hospital was named after the Rady family following a $60 million commitment in 2006 made to the Rady Children's Hospital by the Rady family, which was followed by an additional $200 million commitment made by the Rady family in 2019. And in 2014, the Rady family made an additional commitment of $120 million to the Rady Children's Institute for Genomic Medicine in 2014. These commitments are making life-saving changes today and their impact will continue to be felt well into the future.
•2020 saw increasing demands for social reform by those that have historically been disenfranchised. The deaths of George Floyd and Breonna Taylor, to name a few, sparked nation-wide protesting and social unrest and have underscored the need to address social inequalities in our nation. We recognize and support the promise of equal rights and justice for all as promised by the United States Constitution. Our Chairman, Ernest Rady, moved by such call to action, challenged the Company’s employees to be part of the solution by pledging to personally match every dollar each employee donated, including, without limitation, to The Innocence Project.

•Our success is driven by our greatest resource, our employees. As of December 31, 2020, we have an employee population consisting of 46% females and 54% males, with leadership positions comprised of 48% females and 52% males.

•We believe long-term employees promote the overall success of our company. As such, we have implemented many desirable incentives, including a robust benefits package, a company discretionary match of employee 401(k) plan contributions of up to 5% of their eligible compensation, and complementary retirement planning through our relationship with Morgan Stanley retirement services. To continue to align with our employees’ interest, in 2020, we have added a new 401(k) sustainability focused mutual fund option. Through these efforts, greater than 15% of our employees have been a part of our American Assets Trust family for 10 or more years.

•We are investing in the health and comfort of our employees. Through aggressive marketing efforts and various partnerships, we’ve been able to keep medical costs down significantly while making minimal changes to our robust benefits package. In addition to comprehensive health benefits available to all full-time employees, we are deploying ergonomic working stations to reduce stationary fatigue.

•We provide our employees with the tools and education for healthy and balanced living. Throughout the year, health and wellness seminars and workshops promoting preventative care, strong mental health, cancer awareness, heart disease, healthy habits and other health related topics are available to all employees. We make certified training in CPR, First Aid and AED available to all employees, and, to date, over 120 employees have become certified through these programs.

•We developed a comprehensive Emergency Action Plan which educates our employees on life-saving measures to take in the event of an emergency. Additionally, we hold annual Emergency Preparedness Trainings for our tenants to provide resources and guidelines so that tenants can implement their own emergency preparedness plans. In conjunction with the San Diego Police Department and the San Diego Fire-Rescue Department, designated employees participated in a full-scale active shooter training at our corporate headquarters. This full-scale simulation provides valuable training for the various emergency response agencies as well as our employees.

•We ask our stakeholders, particularly our vendors and contractors, to source environmentally sustainable materials when feasible, and to procure materials from companies with ethical business practices. We will not partner with stakeholders that procure material from sources that violate child labor and human trafficking laws or practice coercion, bribery or other illegal or corrupt measures.

We are proud of our accomplishments and will continue our environmental commitment to develop and maintain sustainable properties and look forward to strengthen our relationships within our communities to promote social programs and causes.

Human Capital

We believe our commitment to our human capital is an important component of our business to deliver superior performance in the ownership, operation, acquisition, and development of our high quality office, retail, multifamily and mixed-use properties and tenant relationships. We provide all employees with the opportunity to share their opinions in open dialogues with our human resources department and senior management. We provide all employees a wide range of professional development experiences, both formal and informal. The safety and well-being of our employees is a paramount value for us and is critical to our success. In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our employees and which comply with government orders in all the states and counties where we operate. In an effort to keep our employees safe and to maintain operations during the COVID-19 pandemic, we have implemented a number of new health-related measures including, the requirement to wear face-masks while on our properties, temperature taking protocols, increased hygiene, cleaning and sanitizing procedures at our properties, social-distancing and limiting in-person meetings and other gatherings. We provide our employees with access to a variety of innovative, flexible and convenient health and wellness programs. Such programs are designed to support our employees' physical and mental health by providing tools and resources to help them improve or maintain their health status and encourage engagement in healthy behaviors. Additionally, we provide robust compensation and benefits. In addition to salaries, these programs, can include annual bonuses, stock-based compensation awards, a 401(k) plan with employee matching opportunities, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, and family care resources.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2021. Pursuant to this appointment, Ernst & Young LLP will serve as our independent registered public accounting firm and report on our consolidated financial statements for the fiscal year ending December 31, 2021.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders' opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP's selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP's engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

Recommendation of the Board of Directors:

Our Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, American Assets Trust, Inc.'s stockholders are entitled to vote at the annual meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory recommendation only, and it is not binding on American Assets Trust, Inc. or our Board.

A majority of the votes cast at the 2018 Annual Meeting of Stockholders were voted in favor of holding the advisory vote on executive compensation on an annual basis and, in accordance with this stockholder preference, our Board has determined that advisory votes on executive compensation will continue to be held on an annual basis.

Although the approval is non-binding, our Compensation Committee and Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We encourage stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that American Assets Trust, Inc.'s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in American Assets Trust, Inc.'s Proxy Statement for the 2021 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosures.”

Recommendation of the Board of Directors:

Our Board of Directors recommends that stockholders vote “FOR” the advisory approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

EXECUTIVE OFFICERS

American Assets Trust, Inc.'s current executive officers are as follows:

Name	Age	Position
Ernest S. Rady	83	Chairman of the Board of Directors, President and Chief Executive Officer
Robert F. Barton	63	Executive Vice President and Chief Financial Officer
Adam Wyll	46	Executive Vice President and Chief Operating Officer
Jerry Gammieri	56	Vice President of Construction and Development

The following section sets forth certain background information regarding those persons currently serving as executive officers of American Assets Trust, Inc., excluding Ernest S. Rady, who is described on page 5 under “Proposal No. 1 — Nominees for Election to the Board”:

Robert F. Barton. Mr. Barton has served as our Executive Vice President and Chief Financial Officer since the completion of our initial public offering in January 2011. Mr. Barton has managerial and supervisory responsibility for our accounting, taxation, risk management, capital markets, financial reporting and investor relations departments. Mr. Barton brings to his role more than 30 years of experience in commercial real estate, accounting, tax, mergers and acquisitions and structured finance. From 1998 until our initial public offering, Mr. Barton served as executive vice president and chief financial officer of American Assets, Inc. Additionally, from 2002 until our initial public offering, Mr. Barton served as chief financial officer and chief compliance officer of American Assets Investment Management, LLC, an investment advisor affiliated with American Assets, Inc. that is registered with the SEC. From 1996 until 1998, Mr. Barton served as executive director of real estate and finance for Flour Daniel, a Fortune 500 engineering and construction company. From 1986 until 1996, Mr. Barton served as senior vice president and chief financial officer of RCI Asset Management Group, a privately held real estate developer, whose capital partners included Melvin Simon & Associates, the predecessor entity to Simon Property Group. Prior to joining RCI, Mr. Barton was a senior audit manager at Kenneth Leventhal & Company, where he served private and publicly traded companies, including commercial and residential real estate developers. Mr. Barton began his professional career in 1980 as an auditor with Arthur Young & Co. where his primary focus was in the real estate, banking and health care industries. Mr. Barton is a member of the International Council of Shopping Centers and Urban Land Institute.  Mr. Barton is also a member of the Audit and Corporate Responsibility Committee for Rady Children’s Hospital and Health Center. Mr. Barton received his Bachelor of Science degree in business administration with a major in accounting from California State University, Pomona and an Executive Certification in Mergers & Acquisitions from Northwestern University. Mr. Barton is licensed as a Certified Public Accountant in California.

Adam Wyll. Mr. Wyll has served as our Executive Vice President and Chief Operating Officer since November 2019. Mr. Wyll previously served as our Senior Vice President, General Counsel and Secretary from the completion of our initial public offering in January 2011 until November 2019. Mr. Wyll has managerial and supervisory responsibility for our legal, corporate transactions (encompassing acquisitions, dispositions and financings), information technology and human resources departments and certain other corporate operations, and continues to serve as our General Counsel and Secretary. From 2004 until our initial public offering, Mr. Wyll served in two officer positions at American Assets, Inc., initially as vice president of private equity and as vice president of legal and business affairs. His responsibilities included structuring and managing complex corporate transactions, including real estate acquisitions, dispositions and financings, as well as private equity investments. Additionally, from 2007 until our initial public offering, Mr. Wyll served as vice president, director of client services of American Assets Investment Management, LLC, an investment advisor affiliated with American Assets, Inc. that is registered with the SEC. Prior to joining American Assets, Inc., Mr. Wyll was an attorney with a national law firm based in Dallas, Texas, where he specialized in representing institutional lenders and commercial real estate groups in financial transactions, restructurings and other corporate matters. Mr. Wyll is a graduate of the University of Texas, School of Law (Austin). Mr. Wyll obtained his finance degree from the University of Texas, School of Business (Austin).

Jerry Gammieri. Mr. Gammieri has served as our Vice President of Construction and Development since the completion of our initial public offering in January 2011. Mr. Gammieri has managerial and supervisory responsibility for our new developments, construction projects, tenant improvements and entitlements. From 2000 until our initial public offering, Mr. Gammieri served as vice president of construction for American Assets, Inc., where he was responsible for all aspects of construction activities for American Assets, Inc. and its affiliates. From 1989 until 2000, Mr. Gammieri served as vice president of operations for Peterbilt Construction Company, where he was responsible for all aspects of operations. Mr. Gammieri earned his Associate of Arts and Science degree in construction from the State University of New York at Canton.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of American Assets Trust, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee's review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

This report of the Compensation Committee is not soliciting material, is not deemed filed with the Securities and Exchange Commission, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Compensation Committee.
Dr. Robert S. Sullivan, Chairperson
Duane A. Nelles
Joy L. Schaefer

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers in 2020, and the material factors that we considered in making those decisions. For 2020, our named executive officers included:

•Ernest S. Rady, our Chairman of the Board, President and Chief Executive Officer,
•Robert F. Barton, our Executive Vice President and Chief Financial Officer,
•Adam Wyll, our Executive Vice President and Chief Operating Officer, and
•Jerry Gammieri, our Vice President of Construction and Development.

Executive Summary for 2020

Fiscal 2020 — The Year in Review
Our executive compensation program is primarily comprised of three elements: base salary, annual bonuses and long-term equity incentives. Long-term equity awards are in the form of performance-based restricted stock awards which vest over a multi-year vesting period.

Our executive team remained focused on the disciplined execution of our evolving business strategy due to the COVID-19 pandemic. Our fiscal and operational 2020 results, guided by our named executive officers, illustrate this focus, which included, among other things, the following:

•Business Continuity and Crisis Management: In 2020, due to the COVID-19 pandemic, we were hyper-focused on the safety and well-being of our employees, tenants and vendors as our properties remained open and accessible by our tenants. In March 2020 as the pandemic was in its infancy and "stay-at-home" orders were mandated, we immediately implemented our business continuity and crisis management programs to allow employees to continue to perform their job functions from home utilizing our IT infrastructure. Throughout the pandemic, we continued having daily staff and executive team meetings, via video conference, with appropriate safeguards, including with our satellite offices and on-site property management and engineering teams. We provided consistent communications and educational materials both internally, to our employee base, and with our tenants, residents and vendors.
•Security and Sanitation: In 2020, due to the COVID-19 pandemic, we increased security and implemented additional health and safety protocols, including heightened sanitation and disinfecting efforts, to protect our tenants, residents, employees and vendors.

•Rent Relief: In 2020, we implemented a rent relief request process, primarily with our retail tenants, and formed a committee to review any such requests in detail before granting any COVID-19 related lease modifications. In 2020, we entered into over 150 lease modifications with our retail tenants to provide them with much-needed financial and operational flexibility to address the effects of the COVID-19 pandemic.
•Regulatory and Legislative Matters: In 2020, due to COVID-19, we remained committed to ensuring full compliance with frequently changing regulatory mandates from all levels of government. Additionally, we were active in working against proposed legislative regulations that we believed would do damage to our industry and economy.
•ESG Efforts: In 2020, we appreciated more than ever the positive impact that fostering a culture of diversity and inclusion, has on the strength of our business, our economy and our society. Particularly in light of the COVID-19 pandemic and racial tensions across the United States, our focus on human capital and physical and mental well-being both within our company and in our communities, has never been stronger and represents the foundation that our culture was built on.
•Development Activity: In 2020, we continued redevelopment activity at Oregon Square in Portland, Oregon; commenced redevelopment activity at One Beach Street; and initiated development activity at La Jolla Commons by procuring necessary permits for construction and bidding out construction costs.
•Leasing Activity: In 2020, we leased approximately 338,000 square feet of office space and 314,000 square feet of retail space.
•Financing Activity: In October 2020, we exercised our extension option on a $100 million unsecured term loan to extend the maturity date from January 9, 2021 to January 9, 2022.
•Investment Grade Credit Ratings: In 2020, we maintained our investment grade credit ratings from all three major U.S. credit rating agencies, consisting of a Baa3/Stable rating from Moody's Investor Service, a BBB- /Stable rating from Standard and Poor's Ratings Services and we received an upgrade to BBB/Stable rating from Fitch Ratings.
•Portfolio: As of December 31, 2020, our operating portfolio was comprised of 28 office, retail, multifamily and mixed-use properties with an aggregate of approximately 6.6 million rentable square feet of retail and office space (including mixed-use retail space), 2,112 residential units (including 122 RV spaces) and a 369-room hotel. Additionally, as of December 31, 2020, we owned land at three of our properties that we classified as held for development and construction in progress.
•Financial Results: We achieved funds from operations, or FFO, attributable to common stock and units for 2020 of $144 million, or $1.89 per diluted share/unit. (A reconciliation of FFO to net income is included on page 64 of our Annual Report on Form 10-K for the year ended December 31, 2020.)
•Dividends: We declared aggregate dividends in 2020 of $1.00 per share.

2020 Executive Compensation Actions
The Compensation Committee took into account a number of factors in making its 2020 and 2021 compensation decisions, including our financial and operational results, individual performance and the impact of the COVID-19 pandemic. It is our intention to provide Messrs. Rady, Barton and Wyll with a target total annual compensation opportunity, including base salary, annual bonus targets and target restricted stock award grants, competitive with the median of similarly-situated executive officers among our then-current NAREIT peer group (based on total market capitalization) for compensation purposes as determined based on the executive's duties, authority and responsibilities (and not solely by reference to title) in the reasonable discretion of the Compensation Committee as per Messrs. Rady, Barton and Wyll's restated employment agreements. Mr. Gammieri's compensation is determined by the Compensation Committee, but such compensation is in the Compensation Committee’s discretion and may or may not be based on competitive compensation information.

In light of these considerations, the Compensation Committee made the following executive compensation decisions with respect to 2020 and 2021:

•Market Appropriate Base Salaries: We seek to provide our named executive officers with competitive cash compensation opportunities in order to provide them with a stable annual income at an appropriate level. In December 2020, the Compensation Committee made adjustments to the base salary rates for Messrs. Rady, Barton, Wyll and Gammieri for 2021, each as set forth below:

2021 BASE SALARIES FOR NAMED EXECUTIVE OFFICERS

Named Executive Officer	2020 Base Salary	2021 Base Salary	% Increase
Ernest Rady	$600,000	$612,000	2%
Robert F. Barton	$438,903	$447,681	2%
Adam Wyll	$375,000	$382,500	2%
Jerry Gammieri	$243,000	$247,860	2%
•Annual Bonuses: Consistent with the incentive bonus plan authorized in 2020 and described below under "Elements of Executive Officer Compensation," the Compensation Committee conducted a comprehensive evaluation of corporate and individual performance in 2020 for purposes of determining cash bonuses for Messrs. Rady, Barton, Wyll and Gammieri. Additionally, at the request of the Compensation Committee, Mr. Rady conducted a subjective assessment of Messrs. Barton, Wyll and Gammieri's individual performance, which reflected Messrs. Barton, Wyll and Gammieri's contribution to the achievement of our operations and performance criteria described herein, to be evaluated by the Compensation Committee with respect to the discretionary element of the cash bonuses. Based upon the Compensation Committee's performance evaluation and the relative roles and responsibilities for Messrs. Rady, Barton, Wyll and Gammieri, the Compensation Committee approved the cash bonuses at 200% of target levels for Messrs. Barton, Wyll and Gammieri for 2020 as set forth below:
2020 CASH BONUSES FOR NAMED EXECUTIVE OFFICERS

Executive	2020 Cash Bonus	2020 Target Bonus (% Base Salary)	Actual Bonus (% Base Salary)
Ernest Rady	$840,000	N/A	140%
Robert F. Barton	$438,903	100%	100%
Adam Wyll	$318,750	85%	85%
Jerry Gammieri	$121,500	50%	50%

The bonuses for Messrs. Rady, Barton, Wyll and Gammieri for 2020 were approximately 30%, 29%, 19% and 31% less than such individuals bonuses for 2019, respectively.

For 2021, the target bonus percentages remain unchanged for Mr. Barton, Mr. Wyll and Mr. Gammieri. Mr. Rady’s annual bonus is determined in the sole discretion of our Compensation Committee and he does not have a target bonus percentage.

•Restricted Stock Grants: Our Compensation Committee has determined to provide annual equity grants to our named executive officers, the vesting of which is based upon achievement of pre-established performance objectives. The stock awards granted to our named executive officers are entirely subject to performance vesting provisions. The elements of our restricted stock grant awards are designed to ensure that management maintains a long-term focus that serves the best interests of our Company and our stockholders by tying a significant portion of total direct compensation to the achievement of certain financial metrics.

The following table lists the restricted stock awards granted to our named executive officers in December 2020 subject to the achievement of pre-established performance objectives as described below under "Elements of Executive Officer Compensation." It is the current intention of the Compensation Committee for annual grants of restricted stock awards to be made to our named executive officers in December of each calendar year going forward.

2020 RESTRICTED STOCK GRANTS FOR NAMED EXECUTIVE OFFICERS

	December 2020
Executive	"Target" Number of Shares (1)	"Maximum" Number of Shares (1)	"Target" Value at Grant	"Maximum" Value at Grant
Ernest Rady	78,680	118,020	$2,000,000	$3,000,000
Robert F. Barton	39,340	59,010	$1,000,000	$1,500,000
Adam Wyll	31,472	47,208	$800,000	$1,200,000
Jerry Gammieri	15,736	23,604	$400,000	$600,000
______________
(1)    The "target" and "maximum" value at grant was converted into a "target" and "maximum" number of shares, respectively, of restricted stock based on the fifty day historical average closing price per share (approx. $25.42) of our common stock as of
    December 3, 2020 (the date of the Compensation Committee's approval of grants to our named executive officers and employees).

2020 Advisory Vote on the Compensation of Named Executive Officers

In April 2020, we provided stockholders an advisory vote to approve the compensation of our named executive officers (the say-on-pay proposal). At our 2020 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 98% of the votes cast in favor of the say-on-pay proposal. Of note, each year since our initial public offering in 2011, our stockholders have approved the compensation of our named executive officers at approximately 97% or greater of the votes cast in favor of the say-on-pay proposal each year.

In evaluating our executive compensation program, the Compensation Committee considered the results of the say-on-pay proposal and numerous other factors as discussed in this Compensation Discussion and Analysis. Each of these factors informed the Compensation Committee’s decisions regarding the compensation of our named executive officers. The Compensation Committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Executive Compensation Program Overview
Our executive compensation program is administered under the direction of the Compensation Committee of the Board. The responsibilities of the Compensation Committee are more fully described above under “Board Committees — Compensation Committee.”

Objectives of Our Compensation Program
Our compensation program is designed to attract, motivate and retain talented executives that will drive our financial and operational objectives while creating long-term stockholder value. This program is further designed to accomplish the following objectives:
•to attract, retain and motivate a high-quality executive management team capable of creating long-term stockholder value;
•to provide compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy and create a strong alignment of management and stockholder interests; and
•to achieve an appropriate balance between risk and reward in our compensation programs that does not incentivize unnecessary or excessive risk taking.
Elements of Our Executive Compensation Program
We believe that each of the elements of our executive compensation program plays an important role and that together they serve to achieve our compensation objectives. The Compensation Committee intends for the executive compensation program overall to be aligned with the following long-term philosophical positioning:

•Base Salary: The Compensation Committee intends that annual base salaries for our named executive officers provide a stable annual income at a level that is consistent with the individual executive officer's role and contribution to the Company.
•Annual Bonuses: Annual bonus opportunities are intended to link each executive officer's compensation to our overall financial and operating performance, and the officer's individual and business unit performance, for a particular year.
•Long-Term Equity Incentive Awards: Long-term equity incentive awards, consisting of restricted stock awards, are intended to further promote retention through multi-year performance-based vesting, to significantly align the financial interests of our executives with those of our stockholders and to encourage actions that maximize long-term stockholder value.
•Other Compensation: The named executive officers also are eligible to receive other elements of compensation, including health and retirement benefits, as described below under “Other Benefits.” All of these compensation elements are considered by the Compensation Committee in setting the compensation of our named executive officers. To the extent that we provide our named executive officers with any perquisites or benefits beyond those provided to all other employees, such arrangements will be limited in scope and conservative in relation to market practices. We have also entered into employment agreements with Messrs. Rady, Barton and Wyll, which are described below under “— Restated Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”
•Allocation of Compensation: The Compensation Committee strives to strike an appropriate balance among base salary, annual bonus and long-term incentives, and it may adjust the allocation of pay in order to facilitate the achievement of our objectives or remain competitive in the market for executive talent. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We do not guarantee that any executive will receive a specific market-derived compensation level and actual compensation may be above or below targets based on both Company and individual performance.

The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities.

Determination of Compensation Awards
The initial compensation arrangements with Messrs. Rady, Barton and Wyll were determined in negotiations with each individual executive both prior to our initial public offering and in March 2014, and based on input from our independent compensation consultants at such times. Since then, our Compensation Committee annually reviews and determines the total compensation to be paid to our named executive officers based on our performance and its assessment of the individual performance of our named executive officers, as described below.
Role of Management. Mr. Rady, our Chairman, President and Chief Executive Officer, may make recommendations to the Compensation Committee based on its requests. Mr. Rady also discusses with the Compensation Committee members:
•the Company's and its peers' performance;
•the financial and other impacts of proposed compensation changes on our business;
•compensation peer group data; and
•the performance of the other named executive officers, including information on how he evaluates the other executives' individual and business unit performances.

The Compensation Committee also gathers data on the Chief Executive Officer's performance through several channels, including qualitative and quantitative assessments of our performance, discussions with other members of the management team and discussions with other members of the Board.

The Compensation Committee generally meets without any members of management present, except for Mr. Wyll who serves as secretary for such meetings. To the extent any of the named executive officers attend a Compensation Committee meeting, Mr. Wyll does not attend any portion of the Compensation Committee meeting intended to be held without members of management present, or any executive sessions relating to his own compensation.

Competitive Market Data and Compensation Consultants.  The Compensation Committee did not receive any compensation advice or services from a compensation consultant in respect of the 2020 compensation of the named executive officers.

Consistent with prior years, the Compensation Committee determined to utilize peer data from the then-current NAREIT Compensation Survey in the review and evaluation of its compensation decisions for the named executive officers in 2020. The 2020 compensation peer group established by our Compensation Committee consists of the participating REITs included in the 2020 NAREIT Compensation Survey in the $3 billion to $5 billion of total capitalization range. As of December 1, 2020, our total capitalization was approximately $3.6 billion. For the $3 billion to $5 billion total capitalization range, the 2020 NAREIT Compensation Survey included responses of 17 companies for Chief Executive Officer, 16 companies for Chief Financial Officer, 15 companies for Chief Operating Officer, 16 companies for General Counsel and 8 companies for Top Construction Professional. The 2020 NAREIT Compensation Survey discloses only a partial list of participants and therefore, our Compensation Committee was not aware of the specific companies included within our total capitalization range for our named executive officers.

While certain REITs included in our total market capitalization range from the 2020 NAREIT Compensation Survey may not be in direct competition with us, our Compensation Committee believes that such peer group is reasonably representative of our market for executive talent in the publicly-traded, commercial real estate space.

It is our intention to provide Messrs. Rady, Barton and Wyll with total target annual compensation opportunities competitive with the median of similarly-situated executive officers among our then-current compensation peer group as determined in the reasonable discretion of the Compensation Committee, which we believe was the approximate result for Messrs. Rady, Barton and Wyll in 2020. Mr. Gammieri's compensation is determined by the Compensation Committee, but such compensation is in the Compensation Committee’s discretion and may or may not be based on competitive compensation information, due primarily to there being no direct compensation comparison set for Mr. Gammieri's role at the Company.

Elements of Executive Officer Compensation
The Compensation Committee does not solely seek to benchmark compensation based upon the NAREIT Compensation Survey reviewed. To a significant degree, the Compensation Committee uses its subjective judgment based upon a review of all information, including an annual review for Messrs. Rady, Barton, Wyll and Gammieri of their respective level of responsibility, contributions to our financial and operational results and our overall performance. The Compensation Committee makes a generalized assessment of these factors and this information is not weighted in any specific manner.

Base Salary
The base salary for Messrs. Rady, Barton and Wyll is provided in their employment agreements between the Company, American Assets Trust, L.P., and such executive officer, as described below under “— Restated Employment Agreements,” subject to annual increases in the discretion of the Board or the Compensation Committee. In determining base salary increases, the Compensation Committee will consider each named executive officer's individual performance and business unit performance, as well as our overall performance, market conditions and median salary information of our compensation peer set, as appropriate. Mr. Gammieri's base salary adjustment was not based on competitive compensation information and was instead determined by the Compensation Committee, in its discretion.

During 2020, our named executive officers received base salary increases as described under "Executive Summary" above.

Cash Bonuses
Our annual incentive bonus plan provides annual cash bonus opportunities based, in part, on the achievement of specific, pre-established corporate performance objectives by Messrs. Barton, Wyll and Gammieri and, in part, on individual performance.

Eligibility to receive these cash bonuses incentivizes such executive officers to strive to perform at their highest levels and further our interests and the interests of our stockholders. Mr. Rady did not participate in the incentive bonus plan or have a target bonus percentage in 2020, and as such, his annual bonus was entirely at the discretion of the Compensation Committee.

Minimum, Target and Maximum Bonus Amounts. Under the incentive bonus plan, 50% of Messrs. Barton, Wyll and Gammieri's annual bonus will be tied to corporate financial measures, with “threshold,” “target” and “maximum” performance levels corresponding to the payout levels for the corporate component of each such executive officer's target annual bonus payout (with below threshold representing a 0% payout level for the applicable financial measure, target performance representing a 100% payout level for the applicable financial measure and maximum or greater performance representing a 200% payout level for the applicable financial measure). Fifty percent of Messrs. Barton, Wyll and Gammieri's annual bonus will be determined in the discretion of the Compensation Committee based on the executive’s individual performance and such other factors as the Compensation Committee deems appropriate. The payout levels to be determined for the 50% discretionary component of Messrs. Barton, Wyll and Gammieri's annual bonus will range between 0% and 250% of target. As a result, in no event will Messrs. Barton, Wyll or Gammieri receive an annual bonus payout in excess of 250% of their respective target bonus.

2020 target bonuses under the incentive bonus plan for Robert F. Barton, our Executive Vice President and Chief Financial Officer, Adam Wyll, our Executive Vice President and Chief Operating Officer, and Jerry Gammieri, our Vice President of Construction and Development, were 100%, 85% and 50% of base salary, respectively.

2020 Annual Cash Incentives

Corporate Performance Measure for 2020. The corporate financial measure for the annual bonuses for Messrs. Barton, Wyll and Gammieri under the cash bonus plan in 2020 was FFO per share. The Compensation Committee has the exclusive authority, in its reasonable discretion, to determine the FFO per share for purposes of the corporate component of the annual bonuses (including, if so determined by the Compensation Committee, to determine FFO per share based on reasonable estimates of FFO per share for 2020 based on the Company's guidance published prior to the end of 2020 or such other sources as the Compensation Committee deems appropriate).

The threshold, target and maximum levels of FFO per share established by the Compensation Committee for 2020 bonus purposes in December 2019 were as follows (and for the avoidance of doubt, were determined prior to the COVID-19 pandemic):

Company FFO Per Share	Performance Multiplier (1)
$2.46	Maximum - 200%
$2.42	Target - 100%
$2.38	Threshold - 25%
Below $2.38	0%
            ______________

(1) Performance between achievement levels will be determined by linear interpolation.

For the purposes of the cash bonus plan calculations, “FFO” means net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures, as calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts and in a manner generally consistent with the FFO calculations set forth in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and/or any supplemental information filed in connection therewith; and “FFO Per Share” means FFO per share (computed in accordance with generally accepted accounting principles), as calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts and in a manner generally consistent with the FFO per share calculations set forth in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and/or any supplemental information filed in connection therewith. (A reconciliation of FFO to net income is included on page 64 of our Annual Report on Form 10-K for the year ended December 31, 2020.)

The Compensation Committee selected the foregoing performance measure for 2020 because they believed that FFO per share represented the key financial and operational performance metric for which Messrs. Barton, Wyll and Gammieri were directly or indirectly responsible, thereby creating a clear link between executive actions and corporate results. In addition, the Compensation Committee believed that the selected performance measure was important to sustaining our long-term performance. This performance measure is also commonly used by other REITs to measure performance.

The Compensation Committee has the exclusive authority, in its reasonable discretion, to make proper adjustments and/or modifications to the foregoing calculations in the event that, among other things, there were events or circumstances that the Compensation Committee believed were extraordinary or unusual in nature or infrequent in occurrence and that otherwise had an unintended effect on the calculations.

Individual Performance Measures for 2020. A portion of each of Messrs. Barton, Wyll and Gammieri's annual bonus was determined in the sole discretion of the Compensation Committee in 2020 based on individual performance and the consideration of such other factors as the Compensation Committee determined to be appropriate.

Determination of 2020 Cash Bonus Amounts

The Compensation Committee determined the bonuses for Messrs. Barton, Wyll and Gammieri based on the achievement of the established goals and its subjective performance of each such executive officer's individual performance, particularly such executive officer's contributions to the Company during the COVID-19 pandemic. For 2020, our FFO per share was $1.89, below the required threshold of $2.38 of FFO per share, due primarily to the COVID-19 pandemic's impact on our operations. As a result, Messrs.

Barton, Wyll and Gammieri's performance multiplier was 0% with respect to the corporate component of the annual bonuses under the cash bonus plan in 2020.

However, due to the extraordinary and unusual events of 2020, particularly with respect to the COVID-19 pandemic's impact on the Company and the global economy, the Compensation Committee thoroughly evaluated the Company's 2020 fiscal and financial results outlined in the executive summary above, as well as the following items through November 30, 2020:

•the named executive officers' leadership of the Company during the COVID-19 pandemic, including, without limitation, their efforts to (i) protect and preserve our workforce through increased security and additional health and safety protocols, (ii) implement business continuity and crisis management plans for our employees, tenants, vendors and stakeholders expeditiously, (iii) fortify our long-term liquidity and (iv) enhance leadership efforts with regard to the Company's environmental, social and governance matters;

•the Company's rent collection rate and trends during the COVID-19 pandemic, from April 2020 (at approximately 76% as of April 30, 2020) through November 2020 (at approximately 91% as of November 30, 2020). This was a testament, in large part, to the tireless work of our in-house collection team comprised of our named executive officers, property managers, lease administrators and legal team;

•the strength of the Company's balance sheet during the COVID-19 pandemic. This includes, without limitation, the Company maintaining approximately $150 million of cash on its balance sheet from April 7, 2020 through November 30, 2020, without the need to incur additional indebtedness subsequent to the $100 million (out of $350 million availability) that was drawn on our revolving credit facility on April 7, 2020. Such draw was done out of an abundance of caution and to ensure future liquidity given the then-anticipated impact of the COVID-19 pandemic on global financial markets and the economy. The $100 million draw was unused by the Company and ultimately repaid in full in January 2021;

•the dividend payout by the Company in 2020 at approximately 95% of the Company's total dividend payout in 2019;

•obtaining a rating agency upgrade to BBB/Stable rating from Fitch Ratings in April 2020 during the early stages of the COVID-19 pandemic;

•the efforts and resources of the named executive officers to oppose various propositions on the California ballot in November 2020 that took direct aim at commercial real estate, including Propositions 15 and 21, both of which ultimately failed;

•the embedded contractual growth and cash flow in the Company's office portfolio between 2020 and 2022;
•a master lease with a well-capitalized private university in San Diego that needed over 150 of our multi-family units for student housing during the COVID-19 pandemic, producing revenue in excess of $4.3 million; and

•the vaccine news released by Pfizer and Moderna in November 2020.

In light of those factors, among others, with respect to the discretionary component of the annual bonuses in 2020, the Compensation Committee determined to recognize (i) the individual efforts of the named executive officers in the foregoing achievements, (ii) the Company’s overall success in spite of the challenges that 2020 and the COVID-19 pandemic presented and which had a direct impact on the sole financial metric to which the corporate component of the annual bonuses were tied and (iii) the Company's desire to continue to promote the retention by the Company of the named executive officers. The Compensation Committee determined that, while the Company’s FFO ended the year below threshold levels, the Company’s performance and the contributions of the named executive officers in other areas and based on other achievements merited above target payouts in respect of the individual component of their annual bonuses. As a result, the Compensation Committee determined to award a 200% achievement level for each of Mssrs. Barton, Wyll and Gammieri in respect of the portion of their annual bonuses tied to individual performance. Despite this strong achievement percentage on the individual component, the bonuses for Messrs. Barton, Wyll and Gammieri for 2020 were approximately 29%, 19% and 31% less than such individuals bonuses for 2019, respectively.

Discretionary Bonus for Mr. Rady. The Compensation Committee determined to award Mr. Rady a discretionary bonus of $840,000 for 2020, an approximately 30% decrease from his discretionary bonus in 2019. Mr. Rady's discretionary cash bonus was determined by our Compensation Committee based on its consideration of the factors described above in connection with the determination of the bonuses for Messrs. Barton, Wyll and Gammieri under the annual incentive bonus plan for 2020 as well as Mr. Rady's decisive leadership and substantial contribution to our finances and operations during the COVID-19 pandemic. The bonus for Mr. Rady for 2020 was approximately 30% less than his bonus for 2019.

Total cash compensation for Mssrs. Rady, Barton, Wyll and Gammieri in 2020 was below median for our compensation peer group.
The actual annual bonuses paid to the named executive officers for 2020 are set forth below in the "Summary Compensation Table."
2021 Annual Cash Incentives

For 2021, our Compensation Committee has established an annual incentive bonus plan for Messrs. Barton, Wyll and Gammieri consistent with the threshold, target and maximum bonuses described above for 2020, the weightings between corporate and individual performance in determining final annual bonus payouts and the performance measures described herein.

Corporate Performance Measure for 2021. The corporate financial measure that will determine the payout of the corporate component of the annual bonuses for Messrs. Barton, Wyll and Gammieri under the cash bonus plan in 2021 is FFO per share. The Compensation Committee has the exclusive authority, in its reasonable discretion, to determine the FFO per share for purposes of the corporate component of the annual bonuses (including, if so determined by the Compensation Committee, to determine FFO per share based on reasonable estimates of FFO per share for 2021 based on the Company's internal forecast for 2021 or such other sources as the Compensation Committee deems appropriate). The corporate component of the annual bonuses may be revised at the reasonable discretion of the Compensation Committee depending on the then-financial strength and stability of the Company taking into account the impact of the COVID-19 pandemic on the Company in 2021.

Individual Performance Measures for 2021. A portion of Messrs. Barton, Wyll and Gammieri's annual bonus will be determined in the sole discretion of the Compensation Committee in 2021 based on individual performance and the consideration of such other factors as the Compensation Committee determines to be appropriate.

Long-Term Equity Incentive Awards
Long-term equity incentives are provided to our named executive officers through grants of restricted stock by the Compensation Committee pursuant to the Amended Equity Plan, as further described below. Subject to the terms of the Amended Equity Plan, the Compensation Committee, as plan administrator, has the discretion to determine both the recipients of awards and the terms and provisions of such awards, including the applicable exercise or purchase price, expiration date, vesting schedule and terms of exercise. The Amended Equity Plan is subject to certain limitations on the maximum number of shares granted or cash awards payable in any calendar year.

We intend that grants of long-term incentive awards will be designed to increase our named executive officers' stock ownership in our Company, to directly align employee compensation with the interests of our stockholders and to encourage actions that maximize long-term stockholder value. We expect that future grants of our long-term incentive awards will generally vest over several years, thereby providing an incentive for the grantee to remain with us. Dividends will be paid on the entirety of the grant from the date of the grant to comply with federal and state tax laws governing real estate investment trusts. We do not coordinate the timing of equity award grants with the release of material non-public information nor do we time the release of material non-public information for purposes of affecting the value of executive compensation. Additionally, we currently do not have outstanding time-based equity awards with any of our employees (except for our non-employee directors).

The Compensation Committee intends to make annual awards of performance-based restricted shares to our named executive officers in December of each year. The purpose of the long-term incentive award program continues to be alignment of the interests of executives with the interests of our stockholders, retention of executives and promotion of actions that result in long-term stockholder value creation.
Messrs. Rady, Barton, Wyll and Gammieri will be granted performance-based restricted stock awards on an annual basis, subject to the discretion and approval of the Compensation Committee. Pursuant to the employment agreements, it is our intention that Messrs. Rady, Barton and Wyll will receive an annual award of performance-based restricted stock that will, together with base salary and target bonus opportunities, provide the executive with target total annual compensation competitive with the median of similarly-situated executive officers among our then current compensation peer group in the reasonable discretion of the Compensation Committee. Each such annual restricted stock award will have an aggregate value at "target" performance levels and at "maximum" performance levels on the date of grant as follows (which amounts may be increased or decreased each year by the Compensation Committee based on its consideration of comparable compensation peer group data):

ANNUAL STOCK GRANT VALUES FOR NAMED EXECUTIVE OFFICERS

Executive	Annual Target Stock Grant Value	Annual Maximum Stock Grant Value
Ernest Rady	$2,000,000	$3,000,000
Robert F. Barton	$1,000,000	$1,500,000
Adam Wyll	$800,000	$1,200,000
Jerry Gammieri (1)	$400,000	$600,000
______________

(1)    We have not established a formalized or contractual annual target stock grant for Mr. Gammieri. Amounts in the table above for Mr. Gammieri were values determined by our Compensation Committee in 2020.

2020 Long-Term Equity Incentive Awards.

In December 2020, the Compensation Committee awarded each of our named executive officers an award of performance-based restricted shares of our common stock consistent with the methodology described below. The actual number of shares granted to each of the named executive officers in 2020 is set forth in the table on page 26 entitled "2020 Restricted Stock Grants for Named Executive Officers."

The restricted stock awards granted in December 2020, are eligible to vest based on our annualized total shareholder return ("TSR") performance over a one, two and three-year performance period ending November 30, 2021, 2022 and 2023, relative to the Bloomberg REIT Shopping Center Index ("BBRESHOP Index"). Note that TSR takes into account both stock price appreciation and dividends assuming all dividends are reinvested. In the event our relative TSR performance is less than the threshold level of performance, up to 50% of the “target” number of shares may vest based on our Compensation Committee’s qualitative assessment of individual and Company performance for the applicable performance period. Up to one-third of the shares of restricted stock granted in December 2020 may vest based on performance measurements as of each of November 30, 2021, 2022 and 2023.

This equity formula does not guarantee any minimum vesting levels, as the assessment, including the qualitative component, is entirely based on individual and Company performance. In such regard, our Compensation Committee can award less than fifty percent (50%) of target if warranted due to underperformance.

Our Compensation Committee determined to maintain the performance-based metrics first utilized in the December 2018 grants, noting (i) that the BBRESHOP Index is a meaningful index to use given that it is an industry index made up of REITs that we compare ourselves to, are typically benchmarked against by institutional analysts and who primarily own and operate Class A open-air retail shopping centers and mixed-use retail/office properties whose businesses are generally aligned with ours, including, without limitation, Federal Realty Investment Trust, Regency Centers Corporation and Acadia Realty Trust, and (ii) that utilizing the BBRESHOP Index allows for a more efficient and less complex administration of our restricted stock grant program than prior years in which we were benchmarked against thirty (30) other REITs, in various asset classes and of wide ranging total market capitalizations.

For the shares of restricted stock awarded in December 2020, performance rankings corresponding to the vesting percentage for each measurement date are based on our "Relative TSR Performance" as follows:

Relative TSR Performance(1)(2) Relative to the Bloomberg Shopping Center REIT Index(3) for the Performance Period(4)	TSR Performance Multiplier(5)
+500 bps and above	150%
+400 bps	140%
+300 bps	130%
+200 bps	120%
+100 bps	110%
0 bps	100%
-100 bps	90%
-200 bps	80%
-300 bps	70%
-400 bps	60%
-499 bps	50%
-500 bps and below	Up to 50% as determined by the Compensation Committee in its reasonable discretion based on the Compensation Committee's qualitative assessment of overall Company and Participant performance during the Performance Period
______________

(1) “Relative TSR Performance” means the Company TSR less the Bloomberg Shopping Center REIT Index TSR, in each case for the applicable performance period, expressed in basis points.

(2) "Company TSR” means the Company’s compounded annual total shareholder return for the applicable performance period calculated in accordance with the total shareholder return calculation methodology used in the BBRESHOP Index (and, for the avoidance of doubt, assuming the reinvestment of all dividends paid).

(3) "BBRESHOP Index TSR” means the compounded annual total shareholder return for the BBRESHOP Index for the applicable performance period (assuming the reinvestment of all dividends).

(4) For purposes of the 2020 performance restricted stock awards, there are three “performance periods.” The “first performance period” means the period beginning on December 1, 2020 and ending on November 30, 2021. The “second performance period” means the period beginning on December 1, 2020 and ending on November 30, 2022. The “third performance period” means the period beginning on December 1, 2020 and ending on November 30, 2023.

(5) "TSR Performance Multiplier” means, for each performance period, the performance multiplier determined pursuant to the chart above based on the Company’s Relative TSR Performance relative to the BBRESHOP Index for the applicable performance period.

The Compensation Committee retains the discretion to adjust the TSR Performance Multiplier to address events or circumstances that are extraordinary or unusual in nature or infrequent in occurrence or that otherwise have an unintended effect on the calculation of the TSR Performance Multiplier.

We expect to grant similar performance-based restricted stock awards in future fiscal years as provided in the restated employment agreements and on similar terms to those described above, although the Compensation Committee retains the discretion to adjust the amount of such awards and the vesting terms applicable to such awards.
Vesting of 2017 Performance Based Awards.

In December 2017, the Compensation Committee awarded each of our named executive officers an award of performance-based restricted shares of our common stock. The shares of restricted stock granted in 2017 were eligible to vest based on our “Relative TSR Ranking” as of November 30, 2018 (the “measurement date”) for the three-year period ending November 30, 2018.

For the shares of restricted stock awarded in December 2017, performance rankings corresponding to the vesting percentage for each measurement date were based on our "Relative TSR Ranking" compared to multifamily, office and retail peer groups on such measurement date for the trailing three-year performance period (the "performance period") as follows:

Relative TSR Ranking Relative to Multifamily Peer Companies, Office Peer Companies and Retail Peer Companies for the Performance Period (2)(3)	Multifamily, Office and Retail Performance Multiplier (1)
At or above the 85th Percentile	150%
At or above the 75th Percentile and Below the 85th Percentile	125%
At or above the 60th Percentile and Below the 75th Percentile	100%
At or above the 50th Percentile and Below the 60th Percentile	75%
At or above the 40th Percentile and Below the 50th Percentile	25%
Below the 40th Percentile	0%
______________

(1)    The Compensation Committee retained the discretion to adjust the performance multipliers to address events or circumstances that are extraordinary or unusual in nature or infrequent in occurrence that otherwise had an unintended effect on the calculation of the performance multipliers.

(2)    “TSR” means, with respect to the performance period, the total value delivered to stockholders of the Company (or of a peer company, as applicable), as measured by the change in the price of the stock of the Company (or common stock of a peer company, as applicable) over such performance period (positive or negative) from the beginning market value for such performance period to the ending market value for such performance period, plus dividends paid over the performance period assuming dividends are reinvested based on the price of the stock of the Company (or common stock of a peer company, as applicable) on the last trading day of the month during which the ex-dividend date occurs.

(3)     “Relative TSR Ranking” means the Company’s TSR relative to the TSRs of the multifamily peer companies, office peer companies or retail peer companies, as applicable, for the performance period. The Company’s Relative TSR Ranking will be determined by ranking the Company and the multifamily peer companies, office peer companies or retail peer companies, as applicable, from highest to lowest according to their respective TSRs for the performance period, and ranking the Company on a percentile basis.

Vesting was determined based on the Company's "Overall Performance Multiplier" for the performance period. "Overall Performance Multiplier" means the sum of (i) the Multifamily Performance Multiplier multiplied by sixteen percent (16%), (ii) the Office Performance Multiplier multiplied by forty-two percent (42%) and (iii) the Retail Performance Multiplier multiplied by forty-two percent (42%), with such adjustments as reasonably determined by our Compensation Committee. Such percentages are generally intended to conform to the proportion of NOI derived by the Company in 2018 from our multifamily, retail and office segments, to the entire NOI of the Company (excluding our mixed-use segment).

The performance peer groups that were used for purposes of determining our Relative TSR Rankings and Performance Multiplier for the 2017 awards are as follows:

Peer Companies for 2017 Performance-Based Restricted Stock Awards
Multifamily Peer Companies	Office Peer Companies	Retail Peer Companies
UDR Inc.	Douglas Emmett, Inc.	Regency Centers Corporation
Independence Realty Trust, Inc.	Highwoods Properties Inc.	Federal Realty Investment Trust
Camden Property Trust	Mack-Cali Realty Corporation	Acadia Realty Trust
Essex Property Trust, Inc.	Corporate Office Properties Trust	Brookfield Property Partners
AIMCO Properties, L.P.	Kilroy Realty Corporation	The Macerich Company
Avalonbay Communities, Inc.	Cousins Property Incorporated	Retail Properties of America, Inc.
Equity Residential	Boston Properties, Inc.	Taubman Centers, Inc.
Bluerock Residential	Vornado Realty Trust	Kimco Realty Corporation
Investors Real Estate Trust	SL Green Realty Corp.	Tanger Factory Outlet Centers, Inc.
Front Yard Residential Corporation	Paramount Group, Inc.	SITE Centers Corp.

In the event that any listed peer company experiences an acquisition, divestiture or other unexpected fundamental change in its business that is material taken as a whole such that it is no longer reasonably comparable to the Company, it may be eliminated by the Compensation Committee. Additionally, the Compensation Committee shall have the right, in its reasonable discretion, to add new peer companies to replace any eliminated peer companies provided same does not have an immediate, materially negative impact on the Company's Relative TSR Ranking.

On November 30, 2018, the sole measurement date for the performance-based restricted stock awards granted in 2017, our (i) Relative TSR Ranking compared to our multifamily peer group was the 30th percentile, resulting in a Multifamily Performance Multiplier of 0%, (ii) our Relative TSR Ranking compared to our office peer group was the 60th percentile, resulting in an Office Performance Multiplier of 100%, and (iii) our Relative TSR Ranking compared to our retail peer group was the 100th percentile resulting in a Retail Performance Multiplier of 150%; which ultimately resulted in an Overall Performance Multiplier of 105%. The final installment of the 2018 restricted stock awards vested in November 2020.

Vesting of 2018 Performance Based Awards.

In December 2018, the Compensation Committee awarded each of our named executive officers an award of performance-based restricted shares of our common stock. The restricted stock awards granted in December 2018 are eligible to vest based on our TSR performance over a one, two and three-year performance period ending November 30, 2019, 2020 and 2021, relative to the BBRESHOP Index (as defined above), substantially similar (except for the performance periods) to the description and table set forth under "2020 Long-Term Equity Incentive Awards" as described above. Note that TSR takes into account both stock price appreciation and dividends assuming all dividends are reinvested.

On November 30, 2020, the second measurement date for the performance-based restricted stock awards granted in 2018, the Company TSR was (26.91%) and the BBRESHOP Index TSR was (19.39%), in each case, for the performance period from December 1, 2018 to November 30, 2020. As a result, the Relative TSR Performance was -752bps and the TSR Performance Multiplier was determined to be "up to 50% as determined by the Compensation Committee in its reasonable discretion based on the Compensation Committee's qualitative assessment of overall Company and Participant performance during the Performance Period."

In such regard, our Compensation Committee determined that (i) due to the COVID-19 pandemic, there were events or circumstances that they believed were extraordinary or unusual in nature or infrequent in occurrence and that otherwise had an unintended effect on the calculations, (ii) the named executive officers and employees provided significant contributions to the Company in 2020 during the COVID-19 pandemic, as set forth in the fiscal and financial 2020 results of the Company outlined in the executive summary above as well as the items set forth on page 30 in connection with the determination by the Compensation Committee of the named executive officers' 2020 annual bonuses and (iii) employee retention at the Company was more important now than ever in light of the competitive labor market for experienced and/or specialized talent in our target markets. As a result, our Compensation Committee exercised its discretionary authority to authorize vesting of the portion of the performance-based restricted stock awards granted in 2018 that were scheduled to vest on November 30, 2020 at fifty percent (50%) of target levels for all employees.

Vesting of 2019 Performance Based Awards.

In December 2019, the Compensation Committee awarded each of our named executive officers an award of performance-based restricted shares of our common stock. The restricted stock awards granted in December 2019 are eligible to vest based on our TSR performance over a one, two and three-year performance period ending November 30, 2020, 2021 and 2022, relative to the BBRESHOP Index (as defined above), substantially similar (except for the performance periods) to the description and table set forth under "2020 Long-Term Equity Incentive Awards" as described above. Note that TSR takes into account both stock price appreciation and dividends assuming all dividends are reinvested.

On November 30, 2020, the first measurement date for the performance-based restricted stock awards granted in 2019, the Company TSR was (37.58%) and the BBRESHOP Index TSR was (30.39%), in each case, for the performance period from December 1, 2019 to November 30, 2020. As a result, the Relative TSR Performance was -719bps and the TSR Performance Multiplier was determined to be "up to 50% as determined by the Compensation Committee in its reasonable discretion based on the Compensation Committee's qualitative assessment of overall Company and Participant performance during the Performance Period."

In such regard, our Compensation Committee determined that (i) due to the COVID-19 pandemic, there were events or circumstances that they believed were extraordinary or unusual in nature or infrequent in occurrence and that otherwise had an unintended effect on the calculations, (ii) the named executive officers and employees provided significant contributions to the Company in 2020 during the COVID-19 pandemic, as set forth in the fiscal and financial 2020 results of the Company outlined in the executive summary above as well as the items set forth on page 30 in connection with the determination by the Compensation Committee of the named executive officers' 2020 annual bonuses and (iii) employee retention at the Company was more important now than ever in light of the competitive labor market for experienced and/or specialized talent in our target markets. As a result, our Compensation Committee exercised its discretionary authority to authorize vesting of the portion of the performance-based restricted stock awards granted in 2019 that were scheduled to vest on November 30, 2020 at fifty percent (50%) of target levels for all employees.

Summary of Vesting of Outstanding Awards. The following table lists the years in which the performance-based vesting restricted stock awards granted to our named executive officers may vest, commencing in January 2021. The shares subject to the performance-based restricted stock awards below represent the maximum number of shares subject to such awards that may vest (the table does not include shares that have vested prior to December 31, 2020), assuming the highest performance hurdles are achieved and all of the shares subject to such awards ultimately vest.

Executive	Year	Performance Vesting Restricted Stock
Ernest Rady	2021	86,787
	2022	60,567
	2023	39,340
Robert F. Barton	2021	43,394
	2022	30,284
	2023	19,670
Adam Wyll	2021	32,093
	2022	24,227
	2023	15,736
Jerry Gammieri	2021	17,358
	2022	12,113
	2023	7,868

Accelerated Vesting of Restricted Stock Awards

In general, a recipient of a restricted stock award must be employed by or providing services to the Company on each applicable measurement date in order to vest in the portion of the award scheduled to vest with respect to such measurement date.

In the event a named executive officer's employment is terminated by reason of his death or disability prior to the end of the performance period and prior to a change in control, he shall vest in the “maximum” number of shares granted to him, less any shares previously vested or forfeited under the award pursuant to its terms, on the date of termination.

In the event Messrs. Rady, Barton or Wyll's employment is terminated by reason of his termination by the Company without cause (as defined in the restated employment agreement) or his resignation for good reason (as defined in the restated employment agreement) prior to the end of the performance period and prior to a change in control, he shall vest in the “maximum” number of shares granted to him, less any shares previously vested or forfeited under the award pursuant to its terms. Mr. Gammieri is not currently entitled to accelerated vesting upon termination of employment prior to a change of control, other than by reason of death or disability, as described below.

In the event of a change in control, the named executive officer shall remain eligible to vest in the “maximum” number of shares granted to him (with respect to any performance period that has not yet been completed), less any shares previously vested or forfeited under the award pursuant to its terms, in equal installments on the measurement date(s) following the change in control, subject to accelerated vesting of such shares in the event of his termination of employment by reason of death, disability, or, for Messrs. Rady, Barton or Wyll, termination by the Company without cause or resignation for good reason after the date of such change in control.

Other Benefits
We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including the named executive officers. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees. We do not provide our named executive officers with significant perquisites.

401(k) Plan
We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code, to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We currently match each eligible participant's contributions, within prescribed limits, with an amount equal to 100% of such participant's initial 5% of tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

Insider Trading and Anti-Hedging Policies
Our insider trading policies contain stringent restrictions on transactions in our stock by executive officers, employees and directors. All trades by executive officers and directors must be pre-cleared with our General Counsel. Furthermore, no executive officer, employee or director may engage in any hedging transactions with respect to any equity securities of the Company held by them, whether vested or unvested, which includes the purchase of any financial instrument (including puts and call options) designed to directly hedge or offset any decrease in the market value of such equity securities.

Compensation Recovery Policy
We maintain a compensation recovery policy, or clawback policy, under which we may require reimbursement and/or cancellation of performance-based incentive compensation, including, without limitation, equity-based incentive compensation and non-equity incentive compensation, awarded to our officers under certain circumstances. In the event of a restatement of our previously issued financial statements, a review will be undertaken by our Board (or a designated committee of our Board) of performance-based incentive compensation paid and/or awarded to our officers that was attributable to our financial performance during the time periods restated. If our Board determines that an officer was improperly compensated, such officer violated our clawback policy and that it is in our best interests to recover or cancel such compensation, our Board will pursue all reasonable legal remedies to recover or cancel such performance-based incentive compensation consistent with our clawback policy. The clawback policy further provides that if our Board learns of any misconduct by certain officers that caused the restatement, our Board shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer. Such punishment by our Board could include dismissal, legal action for breach of fiduciary duty or such other action to enforce the officer’s obligations to us as may fit the facts surrounding the particular case. In determining the appropriate punishment, our Board may take into account, among other things, punishments imposed by third parties. Our Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such third parties.

Stock Ownership Guidelines for Named Executive Officers
We maintain stock ownership guidelines for our named executed officers pursuant to which such named executive officers are required to maintain a level of ownership of equity in the Company equal to three times the base salary for Mr. Rady and two times the base salary for each of Mssrs. Barton, Wyll and Gammieri, subject to certain limited exceptions. Mssrs. Rady, Barton, Wyll and Gammieri are currently in compliance with our stock ownership guidelines. Any newly appointed named executive officers will be required to meet this requirement within three years of such appointment.

Stock Holding Requirements
Our stock ownership guidelines provide that, if an executive falls short of the applicable level of stock ownership, the executive is expected to hold (and not sell) at least 50% of the net shares acquired upon exercise, vesting or payment, as the case may be, of any equity award granted by us to the executive. “Net shares” for this purpose means the total number of shares acquired by the executive upon exercise, vesting or payment, as the case may be, of the award, after reduction for shares having a fair market value equal to the exercise price of the award (in the case of a stock option) and after reduction for shares having a fair market value equal to the executive’s expected tax liability resulting from the exercise, vesting or payment of the award.

Tax Deductibility of Executive Compensation

The Compensation Committee intends to consider, or otherwise rely on the Company and/or its external auditors guidance on, the anticipated tax treatment to the Company and the named executive officers in its review and establishment of compensation programs and payments, including, without limitation, with respect to the impact of Section 162(m) of the Code and proposed regulation REG-122180-18 under Section 162(m). Under Section 162(m) of the Code, we are generally precluded from deducting compensation in excess of $1.0 million per year paid to our current or former named executive officers. The deductibility of certain awards may depend upon the timing of the named executive officer's vesting or exercise of previously granted rights. Furthermore, under the proposed regulation REG-122180-18, we must take into account our distributive share of the deduction for compensation paid to the named executive officers by a lower-tier operating partnership, subject to the transition relief provided by the proposed regulation. In addition, because we qualify as a REIT under the Code, we generally are not subject to federal income taxes. At this time, we do not expect that the payment of compensation that is not deductible pursuant to Section 162(m) of the Code will have a material adverse federal income tax consequence to us, as long as we continue to qualify as a REIT under the Code. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee's control also can affect deductibility of compensation. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible and the Compensation Committee's general policy is to maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals.

Accounting Standards

ASC Topic 718, Compensation-Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our Amended Equity Plan will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Cash Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Cash Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Ernest S. Rady Chairman of the Board, President and Chief Executive Officer	2020	600,000	840,000	2,845,667	—	—	—	148,131	4,433,798
	2019	545,900	1,200,000	1,883,896	—	—	—	154,669	3,784,465
	2018	530,000	1,168,644	2,121,292	—	—	—	123,314	3,943,250
Robert F. Barton Executive Vice President and Chief Financial Officer	2020	438,903	438,903	1,422,834	—	—	3,936	118,267	2,422,843
	2019	414,060	207,030	941,963	—	414,060	3,722	109,970	2,090,805
	2018	402,000	304,072	1,060,646	—	402,000	1,166	107,951	2,277,835
Adam Wyll Executive Vice President and Chief Operating Officer	2020	375,000	318,750	1,111,090	—	—	—	116,842	1,921,682
	2019	350,200	131,325	753,576	—	262,650	—	88,983	1,586,734
	2018	340,000	217,615	636,412	—	255,000	—	44,333	1,493,360
Jerry Gammieri Vice President of Construction and Development	2020	243,000	121,500	569,127	—	—	—	63,869	997,496
	2019	235,870	58,968	376,773	—	117,935	—	60,225	849,771
	2018	233,404	105,509	424,275	—	114,500	—	40,380	918,068
____________

(1)Amounts may be more or less than previously disclosed base salary rates for each named executive officer solely due to timing and number of payroll periods within respective calendar years.
(2)Represents the discretionary portion of the annual bonuses payable to the named executive officers.
(3)Amounts reflect the aggregate grant-date fair value of restricted stock awards granted to each of our named executive officers upon the date of such grants, computed in accordance with ASC Topic 718. We recognize compensation expense for these shares on a straight-line basis over the vesting period based on the fair value of the award on the date of grant. For information regarding the assumptions made in connection with the calculation of these amounts with respect to the restricted stock awards the vesting of which is time-based, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K.
With respect to the restricted stock awards the vesting of which is performance-based, the quantitative performance objectives applicable to those awards are entirely market-based. We use a Monte Carlo simulation model to value these performance-based restricted stock awards based upon the then-probable outcome of the qualitative and quantitative performance objectives at the time of grant. Our model estimates the fair value of the awards based on our data and that of the BBRESHOP Index. Based on the performance objectives and these capital markets assumptions, the performance-based restricted stock awards were valued using the Monte Carlo model at an average of (i) $28.53 per share applied to the "target" share amounts for the December 2020 grants eligible to vest in November 2021, (ii) $29.99 per share applied to the "target" share amounts for the December 2020 grants eligible to vest in November 2022 and (iii) $31.25 per share applied to the "target" share amounts for the December 2020 grants eligible to vest in November 2023.
For 2020, amounts also include the incremental grant date fair value resulting from the vesting in November 2020 of a portion of the restricted stock awards granted to the named executive officers in 2018 and 2019, computed in accordance with ASC Topic 718, as follows: Mr. Rady, $491,561; Mr. Barton, $245,781; Mr. Wyll, $169,448; and Mr.Gammieri, $98,306.

(4)Represents the portion of the annual cash bonuses payable to the named executive officers during 2018, 2019 and 2020 based on our financial and operating performance.

(5)All other compensation represents 401(k) matching contributions, dividends on unvested restricted stock and accrued paid time off, or PTO pay-out. PTO pay-out represents accrued PTO, in which the executive received cash from us in return for a reduction of accrued PTO. Other compensation for 2020 is as follows:

Name	401(K) Matching Contributions ($)	Dividends Paid on Unvested Stock ($)(1)	PTO Pay-out ($)	Total All Other Compensation ($)
Ernest S. Rady	—	148,131	—	148,131
Robert F. Barton	19,500	72,391	26,376	118,267
Adam Wyll	19,500	52,270	45,072	116,842
Jerry Gammieri	13,225	29,148	21,496	63,869
____________

(1)Dividends are paid on the entirety of the stock grant from the date of the grant to comply with federal and state tax laws governing REITs.

Grants of Plan-Based Awards

		2020 Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			2020 Estimated Future Payouts Under Equity Incentive Plan Awards (3)			Grant Date Fair Value of Stock Awards (4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Ernest S. Rady(2)	12/4/2020	—	—	—	—	78,680	118,020	2,354,106
Robert F. Barton	—	—	219,452	438,903	—	—	—	—
	12/4/2020				—	39,340	59,010	1,177,053
Adam Wyll	—	—	159,375	318,750	—	—	—	—
	12/4/2020				—	31,472	47,208	941,642
Jerry Gammieri	—	—	60,750	121,500	—	—	—	—
	12/4/2020				—	15,736	23,604	470,821
____________

(1)Represents the portion of the annual bonuses payable to the named executive officers during 2020 based on our financial and operating performance. See the "Summary Compensation Table" under the "Cash Bonus" and "Cash Non-Equity Incentive Plan" columns for the actual 2020 cash bonuses paid to the named executive officers.
(2)In 2020, Mr. Rady did not participate in the incentive bonus plan or have a target bonus percentage, and as such, his annual bonus was entirely at the discretion of the Compensation Committee.
(3)Consists of performance-based restricted stock awards granted on December 4, 2020, which are eligible to vest in substantially equal one-third tranches on November 30, 2021, November 30, 2022 and November 30, 2023, based on performance measurements relative to applicable performance objectives during the applicable performance periods, generally subject to continued service with the Company. These shares represent the “target” and the “maximum” number of shares subject to the restricted stock awards that may become eligible for vesting based on performance relative to the applicable performance objectives during the one-year, two-year and three-year performance periods. Dividends are paid on the entirety of the grant from the date of grant.
(4)Amounts reflect the aggregate grant-date fair value of restricted stock awards granted to each of our named executive officers upon the date of such grants, computed in accordance with ASC Topic 718. We recognize compensation expense for these shares on a straight-line basis over the vesting period based on the fair value of the award on the date of grant. For information regarding the assumptions made in connection with the calculation of these amounts with respect to the restricted stock awards the vesting of which is time-based, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K.
With respect to the restricted stock awards the vesting of which is performance-based, the quantitative performance objectives applicable to those awards are entirely market-based. We use a Monte Carlo simulation model to value these performance-based restricted stock awards based upon the then-probable outcome of the qualitative and quantitative performance objectives at the time of grant. Our model estimates the fair value of the awards based on our data and that of the BBRESHOP Index. Based on the performance objectives and these capital markets assumptions, the performance-based restricted stock awards were valued using the Monte Carlo model at an average of (i) $28.53 per share applied to the "target" share amounts for the December 2020 grants eligible to vest in November 2021, (ii) $29.99 per share applied to the "target" share amounts for the December 2020 grants eligible to vest in November 2022 and (iii) $31.25 per share applied to the "target" share amounts for the December 2020 grants eligible to vest in November 2023.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2020.

		Stock Awards
Name		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ernest S. Rady		26,220	(2)	$757,234
		42,454	(3)	1,226,072
		118,020	(4)	3,408,418
	Total	186,694		5,391,724

Robert F. Barton		13,110	(2)	$378,617
		21,228	(3)	613,065
		59,010	(4)	1,704,209
	Total	93,348		2,695,891

Adam Wyll		7,866	(2)	$227,170
		16,982	(3)	490,440
		47,208	(4)	1,363,367
	Total	72,056		2,080,977

Jerry Gammieri		5,244	(2)	$151,447
		8,491	(3)	245,220
		23,604	(4)	681,684
	Total	37,339		1,078,351
____________

(1)    Market value has been calculated as the closing market price of our common stock at December 31, 2020 the last trading day of 2020, of $28.88, multiplied by the outstanding shares of unvested restricted stock for each named executive officer.
(2)    Consists of performance-based restricted stock granted on December 6, 2018, which vests in three substantially equal installments based on performance measurements on and as of November 30, 2019, 2020 and 2021, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting on November 30, 2020 and 2021 based on performance relative to the applicable performance objectives during the applicable performance period. Dividends are paid on the entirety of the grant from the date of grant.
(3)    Consists of performance-based restricted stock granted on December 9, 2019, which vests in three substantially equal installments based on performance measurements on and as of November 30, 2020, 2021 and 2022, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting on November 30, 2020, 2021 and 2022 based on performance relative to the applicable performance objectives during the applicable performance period. Dividends are paid on the entirety of the grant from the date of grant.
(4)    Consists of performance-based restricted stock granted on December 4, 2020, which vests in three substantially equal installments based on performance measurements on and as of November 30, 2021, 2022 and 2023, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting on November 30, 2021, 2022 and 2023 based on performance relative to the applicable performance objectives during the applicable performance period. Dividends are paid on the entirety of the grant from the date of grant.

Stock Vested
The table below provides information about stock awards which vested for each of our named executive officers for the fiscal year ended December 31, 2020.

	Stock Awards Vested in 2020
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ernest S. Rady	29,226	838,494
Robert F. Barton	13,049	374,376
Adam Wyll	8,581	246,189
Jerry Gammieri	5,398	154,869
Employment Agreements
We have entered into employment agreements with Messrs. Rady, Barton and Wyll, effective as of March 25, 2014. We believe that the protections contained in these employment agreements help to ensure the day-to-day stability necessary to such executive officers to enable them to properly focus their attention on their duties and responsibilities with the Company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. The following is a summary of the material terms of the agreements.
Under the employment agreements, Mr. Rady reports directly to the Board, while the other executives report to Mr. Rady. On each March 25, the term of the restated employment agreements will automatically be extended for successive one-year periods, unless earlier terminated. Pursuant to Mr. Rady's employment agreement, during the term of his employment, we will nominate him for election as a director.

Under the employment agreements, Messrs. Rady, Barton and Wyll receive annual base salaries in the amounts reflected above, which are subject to increase at the discretion of our Compensation Committee. In addition, Messrs. Rady, Barton and Wyll are each eligible to receive an annual cash performance bonus, the amount of which will be determined for Messrs. Rady, Barton and Wyll based on the attainment of objective and subjective performance criteria established by our Compensation Committee pursuant to our incentive cash bonus plan described above. The target bonuses for Messrs. Barton and Wyll are set forth above. Mr. Rady does not currently participate in our incentive cash bonus plan; however, he is eligible to receive a cash bonus entirely at the discretion of our Compensation Committee each year. In addition, the named executive officers are eligible to participate in customary health, welfare and fringe benefit plans, and will accrue up to five weeks of paid vacation per year.

Under the employment agreements, if Messrs. Rady, Barton or Wyll's employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the restated employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, such executive officers will be entitled to receive the following:
•a lump-sum payment in an amount equal to one times (one and one-half times in the case of Mr. Barton) the sum of (i) such executive officer's annual base salary then in effect, plus (ii) an amount equal to the average of the annual bonuses awarded to such executive officer for each of the three fiscal years prior to the date of termination; provided, however, that such payment multiple shall be two times the sum of the foregoing for each of such executive officers in the event of their respective termination within twelve months of a change of control;

•continued health coverage for a period of twelve months at our expense; and

•unless otherwise provided in an equity award agreement, accelerated vesting of 50% of such executive officer's outstanding equity awards held by such executive officer as of the termination date (which percentage shall be increased to 100% in the event such a termination occurs within twelve months following a change in control).

In the event that Messrs. Rady, Barton or Wyll's employment is terminated because the Company elects not to renew the term of the employment agreement, then such executive officer will be entitled to receive the same payments and benefits described above for a termination without cause or for good reason. Such executive officer's right to receive the severance payments and benefits described above is subject to his delivery of an effective general release of claims in favor of the Company.

Upon a termination of employment by reason of death or disability, unless otherwise provided in an equity award agreement, such executive officer or his estate will be entitled to accelerated vesting of all outstanding equity awards held by such executive officer as of the termination date, in addition to accrued amounts and earned but unpaid bonuses.

The employment agreements also contain customary confidentiality and non-solicitation provisions.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive upon termination of such named executive officer's employment in certain circumstances or upon a change in control without a corresponding termination of such named executive officer's employment, in each case, pursuant to such named executive officer's employment agreements, as applicable.

The amounts shown assume that such termination or change in control was effective as of December 31, 2020, and are only estimates of the amounts that would be paid out to such named executive officers upon termination of their employment or a change in control. The actual amounts to be paid out can only be determined at the time of such named executive officer's separation from the Company or a change in control.

As described herein, in the event of a change in control, the employment agreements with Messrs. Rady, Barton and Wyll provide for severance benefits on a "double-trigger" basis with certain severance benefits payable only upon termination of employment (which is, generally, termination without cause, resignation for good reason or non-renewal by the Company), within twelve (12) months following the change in control.

In the event of a termination by the Company for cause or by the named executive officers without good reason, including a change in control, such named executive officer would not be entitled to any of the amounts reflected in the table.

Name	Benefit	Termination Without Cause, Resignation for Good Reason or Non-Renewal by Company (no Change in Control)	Termination Without Cause, Resignation for Good Reason or Non-Renewal by Company Within 12 Months of Change in Control	Death or Disability
Ernest S. Rady	Severance Payment (1)	$1,669,548	$3,339,096	$—
	Accelerated Equity Award Vesting (2)	5,391,723	5,391,723	5,391,723
	Medical Benefits (3)	24,168	24,168	—
	Total Value:	$7,085,439	$8,754,987	$5,391,723

Robert F. Barton	Severance Payment (1)	$1,541,387	$2,055,183	$—
	Accelerated Equity Award Vesting (2)	2,695,890	2,695,890	2,695,890
	Medical Benefits (3)	15,410	15,410	—
	Total Value:	$4,252,687	$4,766,483	$2,695,890

Adam Wyll	Severance Payment (1)	$770,113	$1,540,227	$—
	Accelerated Equity Award Vesting (2)	2,080,977	2,080,977	2,080,977
	Medical Benefits (3)	34,572	34,572	—
	Total Value:	$2,885,662	$3,655,776	$2,080,977

Jerry Gammieri	Severance Payment (1)	$—	$—	$—
	Accelerated Equity Award Vesting (2)	—	—	1,078,350
	Medical Benefits (3)	—	—	—
	Total Value:	$—	$—	$1,078,350

Total Potential Payments Upon Termination or Change in Control		$14,223,788	$17,177,246	$11,246,940
____________

(1)Pursuant to the terms of the restated employment agreements with Messrs. Rady, Barton and Wyll above, the severance payment is an amount equal to one times (one and one-half times in the case of Mr. Barton) the sum of (i) such executive officer's annual base salary then in effect, plus (ii) an amount equal to the average of the annual bonuses awarded to such executive officer for each of the three fiscal years prior to the date of termination; provided, however, that such payment multiple shall be two times the sum of the foregoing for each of such executive officers in the event of their respective termination within twelve months of a change of control. The calculations in the table are based on each such executive officer's annual base salary on December 31, 2020 and such executive's annual bonus for the preceding three years. The severance payment will be paid in a lump sum. Mr. Gammieri is not currently entitled to a severance payment upon termination of employment prior to a change of control.

(2)For purposes of this calculation, each named executive officer's total unvested shares of restricted stock that will vest upon such event on December 31, 2020, are multiplied by the closing market price of our common stock at December 31, 2020, of $28.88. Messrs. Rady, Barton and Wyll are entitled to receive accelerated vesting of their outstanding equity awards as described in the equity award agreements and described in further detail above on page 36. Mr. Gammieri is entitled to accelerated vesting of 100% of his outstanding performance-based awards held upon death or disability (with such vesting applied to the "maximum" number of shares subject to each award), subject to the terms of his restricted stock awards.
(3)This figure represents the amount needed to pay for health benefits for Messrs. Rady, Barton and Wyll and their respective eligible family members for 12 months following such executive officer's termination of employment at the same level as in effect immediately preceding his termination of employment. This amount is payable in cash in a lump sum. Mr. Gammieri is not currently entitled to Company-paid health benefits upon termination of employment, other than as required by law.

Risk Assessment of Compensation Program

In February 2021, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual short-term incentive compensation, long-term incentive compensation and severance arrangements. Management's risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program.

Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Equity Compensation Plan Information
The following table sets forth certain equity compensation plan information for the Company as of December 31, 2020.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	2,483,285	(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	—	—	2,483,285
____________
(1) Calculated by counting outstanding unvested performance-based restricted stock awards based on "maximum" performance levels.
Executive Deferred Compensation Plans
Our operating partnership has adopted the American Assets Trust Executive Deferral Plan V, or EDP V, and the American Assets Trust Executive Deferral Plan VI, or EDP VI. These plans were adopted by our operating partnership as successor plans to those deferred compensation plans maintained by American Assets, Inc., in which certain employees of American Assets, Inc., who were transferred to us in connection with our initial public offering, participated prior to our initial public offering. EDP V and EDP VI contain substantially the same terms and conditions as these predecessor plans. American Assets, Inc. transferred the account balances under the predecessor plans to our operating partnership. These transferred account balances represent amounts deferred by certain employees prior to our initial public offering while they were employed by American Assets, Inc.
EDP V is a frozen plan, meaning that no additional deferrals or contributions will be made into the plan and all participants are 100% vested in their account balances under that plan. Participant accounts in EDP V are credited with earnings at a specified rate determined based on the participant's years of service. Participants in EDP V are entitled to receive a distribution from their account upon a separation from service, death, disability or retirement (as defined in EDP V). Distributions are generally paid in installments over a period of 15 years. In the event of a participant's disability, he or she will receive an annual disability benefit equal to one and one-half times the amount of the greatest annual deferral amount by such participant. These disability benefits will continue until the participant's death, the date he or she ceases to be disabled or the date he or she attains age sixty-five. If a participant dies before he or she retires, his or her successor will receive a death benefit equal to the greater of (i) the participant's then-existing account balance or (ii) ten times the amount of the greatest annual deferral amount by such participant, paid in a lump sum. Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments or variable interest-rate products chosen by them. Mr. Barton is the only named executive officer who is a participant in EDP V.
EDP VI allows for deferrals by participants of up to 90% of base salary and up to 100% of bonuses and other cash or equity-based compensation approved by our Compensation Committee. For the 2020 calendar year, participants in EDP VI were eligible to elect to defer base salary, bonuses and other cash compensation. There is no maximum dollar limit on the amount that may be deferred by a participant each year.  Participants in EDP VI will elect to have the participant's account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more hypothetical investment options selected by the participant.  Participants are permitted to change their investment elections at any time.  Our operating partnership may also make discretionary contributions to a participant's account under EDP VI, and which contributions will be subject to a seven-year vesting schedule. The participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts.  Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments chosen by them.
Participants in EDP VI are entitled to receive a distribution from their account upon a separation from service, a specified date, death, disability, retirement (as defined in EDP VI), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under section 409A of the Code. Distributions are in a lump sum or annual installments over a period of 5, 10 or 15 years based upon the participant's election as allowed under EDP VI. Mssrs. Barton and Wyll are the only named executive officers who participated in EDP VI during 2020.
EDP V and EDP VI are unfunded obligations of our operating partnership, and participants are unsecured creditors of our operating partnership.
We summarize below information regarding the participation in our nonqualified deferred compensation plans by our named executive officers. None of our named executive officers received any payments of nonqualified deferred compensation during the year ended December 31, 2020.

	2020 Nonqualified Deferred Compensation Under EDP V and EDP VI
Name	Executive Contributions in 2020 ($) (1)	Company Contributions in 2020 ($)	Aggregate Earnings/(Losses) in 2020($) (2)	Aggregate withdrawals/distributions in 2020 ($)	Aggregate Balance at 12/31/20 ($) (3)
Ernest S. Rady	—	—	—	—	—
Robert F. Barton	93,031	—	34,431	—	950,461
Adam Wyll	7,481	—	320	—	13,827
Jerry Gammieri	—	—	—	—	—
______________

(1)Executive contributions consist of deferrals of salary and bonus that also are reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the named executive officer) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2020 that are also included as 2020 salary and bonus compensation reported in the Summary Compensation Table total $93,031 for Mr. Barton and $7,481 for Mr. Wyll. All of the reported contributions were made under EDP VI, as EDP V is a frozen plan.

(2)Earnings/(losses) are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and Company contributions during the year. Earnings/(losses) for 2020 were $34,431 for Mr. Barton (of which $2,167 were under EDP V and $32,264 were under EDP VI) and $320 for Mr. Wyll (all in EDP VI). These earnings are not reported in the Summary Compensation Table. None of such earnings were above-market interest.

(3)A total of $530,344 of the amounts reflected in this column were previously reported in the Summary Compensation Table for 2020 and prior years for Mr. Barton, and a total of $13,481 of the amount reflected in this column were previously reported in the Summary Compensation Table for 2020 and prior years for Mr. Wyll.

CEO Pay Ratio Disclosure

    As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Ernest Rady, our Chairman, President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For 2020, our last completed fiscal year:

▪the median of the annual total compensation of all employees of our Company (other than Mr. Rady) was $70,565; and

▪the annual total compensation of Mr. Rady, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $4,433,798.

Based on this information, for 2020, the ratio of the median of the total compensation of all employees of the Company (other than Mr. Rady) to the annual total compensation of Mr. Rady, our Chairman, President and Chief Executive Officer, was $4,433,798 to $70,565, or 62.8 times that of the median of the annual total compensation of all of our other employees.

     We identified the median employee using total annual cash compensation for 2020 as the most appropriate measure of compensation, which was consistently applied to all employees as of December 31, 2020 (and other than Mr. Rady). We determined that, as of December 31, 2020, our employee population consisted of approximately 189 individuals (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on February 16, 2021 (our “Annual Report”)). Our employee workforce consists of full-time and part-time employees, all of whom were included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee.”

    With respect to the total annual compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2020 using the same methodology used to calculate Mr. Rady’s total annual compensation for 2020, as set forth in the Summary Compensation Table included in this Proxy Statement.

STOCK OWNERSHIP
PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable as of April 1, 2021 for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers and (iii) all of our directors and named executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of April 1, 2021 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each named person is c/o American Assets Trust, Inc., 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percentage of All Shares (1)	Percentage of All Shares and Units (2)
American Assets, Inc. (3)	6,918,228	10.55%	9.03%
Ernest Rady Trust U/D/T March 10, 1983 (4)	24,193,426	32.13%	31.56%
Ernest S. Rady (5)	25,258,636	33.54%	32.95%
Robert F. Barton (6)	184,155	*	*
Adam Wyll (7)	118,232	*	*
Jerry Gammieri (8)	64,062	*	*
Duane A. Nelles (9)	153,259	*	*
Thomas S. Olinger (10)	16,146	*	*
Dr. Robert S. Sullivan (11)	14,358	*	*
Joy L. Schaefer (12)	3,163	*	*
The Vanguard Group (13)	7,648,254	12.65%	9.98%
BlackRock, Inc. (14)	9,016,941	14.91%	11.76%
FMR LLC (15)	2,536,879	4.20%	3.31%
All directors and named executive officers as a group (8 persons)	25,812,011	34.28%	33.67%
____________
*     Less than 1.00%.
(1)Based on current shares of our common stock outstanding (60,472,286 as of April 1, 2021). In addition, amounts for individuals assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors, director nominees and named executive officers as a group assume all common units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are currently exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.
(2)Assumes a total 60,472,286 shares of our common stock and 16,181,537 common units, where units may be redeemed for cash or, at our option, exchanged for shares of our common stock.
(3)Includes 1,808,647 shares of our common stock and 5,107,577 common units held by American Assets, Inc., which is controlled by Ernest Rady Trust U/D/T March 10, 1983 or the Rady Trust, and 2,004 common units held by ICW Group Holdings, Inc. (formerly Western Insurance Holdings, Inc.), which is controlled by American Assets, Inc. American Assets, Inc. disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.
(4)Includes (a) 6,099,453 shares of our common stock and 9,720,409 common units held by the Rady Trust; (b) 1,808,647 shares of our common stock and 5,107,577 common units held by American Assets, Inc., which is controlled by the Rady Trust; (c) 2,004 common units held by ICW Group Holdings, Inc., which is controlled by American Assets, Inc.; (d) 1,255,336 shares of our common stock held by Insurance Company of the West, which is controlled by the Rady Trust; and (e) 200,000 shares of our common stock held by Explorer Insurance Company, which is controlled by the Rady Trust. The Rady Trust disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.
(5)Includes (a) 6,099,453 shares of our common stock and 9,720,409 common units held by the Rady Trust; (b) 92,495 shares of our common stock held by the Evelyn Shirley Rady Trust U/D/T March 10, 1983, for which Mr. Rady is the trustee; (c) 1,808,647 shares of our common stock and 5,107,577 common units held by American Assets, Inc., which is directly controlled by Mr. Rady; (d) 1,255,336 shares of our common stock held by Insurance Company of the West, which is directly controlled by Mr. Rady; (e) 200,000 shares of our common stock held by Explorer Insurance Company, which is directly controlled by Mr. Rady; (f) 2,004 common units held by ICW Group Holdings, Inc., which is directly controlled by Mr. Rady; (g) 719,341 shares of our common stock held by the Rady Foundation, for which Mr. Rady is the trustee; (h) 66,680 shares of our common stock held by Ernest Rady IRA; and (i) 186,694 shares of restricted common stock granted to Mr. Rady pursuant to our Amended Equity Plan. Mr. Rady disclaims beneficial ownership of such shares and common units, except to the extent of his pecuniary interest therein. Additionally, as of April 1, 2021, Mr. Rady has pledged 4,829,962 shares of our common stock as collateral under margin accounts for personal loan purposes, which pledged securities represent less than 20% of all shares of our common stock and common units beneficially owned by Mr. Rady and represent an immaterial portion of Mr. Rady's overall net worth. Since our initial public offering in January 2011, no other directors, officers or employees, besides Mr. Rady, have pledged any shares of our common stock or common units.
(6)Includes (a) 90,807 shares of our common stock held by the Robert and Katherine Barton Living Trust, for which Mr. Barton is a trustee and beneficiary, and as such is the beneficial owner of the shares held by such trust and (b) 93,348 shares of restricted stock granted to Mr. Barton pursuant to our Amended Equity Plan.
(7)Includes (a) 46,176 shares of our common stock and (b) 72,056 shares of restricted stock granted to Mr. Wyll pursuant to our Amended Equity Plan;
(8)Includes (a) 26,723 shares of our common stock and (b) 37,339 shares of restricted stock granted to Mr. Gammieri pursuant to our Amended Equity Plan.
(9)Includes (a) 1,502 shares of restricted stock granted pursuant to our Amended Equity Plan to Mr. Nelles as a non-employee director and (b) 151,757 shares of our common stock. 151,757 shares of our common stock (including shares purchased by Mr. Nelles and certain shares of restricted stock that has vested) are held by the Nelles Intervivos Trust dtd. 3/29/1976, for which Mr. Nelles is a co-trustee and beneficiary, and as such is the beneficial owner of the shares held by such trust.
(10)Includes (a) 1,502 shares of restricted stock granted pursuant to our Amended Equity Plan to Mr. Olinger as a non-employee director and (b) 14,644 shares of our common stock held by the Olinger 2000 Family Trust, for which Mr. Olinger is the trustee.
(11)Includes (a) 1,502 shares of restricted stock granted pursuant to our Amended Equity Plan to Dr. Sullivan as a non-employee director and (b) 12,856 shares of our common stock.
(12)Includes (a) 1,502 shares of restricted stock granted pursuant to our Amended Equity Plan to Ms. Schaefer as a non-employee director and (b) 1,661 shares of our common stock.
(13)The Vanguard Group, Inc., in its capacity as investment adviser, may be deemed to beneficially own 7,648,254 shares of our common stock, which are held of record by subsidiaries and clients of The Vanguard Group. The Vanguard Group's address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.'s Schedule 13G/A filed with the SEC on February 10, 2021.
(14)BlackRock, Inc. ("BlackRock"), a parent holding company, may be deemed to beneficially own 9,016,941 shares of our common stock, which are held of record by the following subsidiaries of BlackRock: (a) BlackRock (Netherlands) B.V., (b) BlackRock Advisors LLC, (c) BlackRock Asset Management Canada Limited, (d) BlackRock Asset Management Ireland Limited (e) BlackRock Investment Management (UK) Limited, (f) BlackRock Asset Management Schweiz AG, (g) BlackRock Financial Management, Inc., (h) BlackRock Fund Advisors (i) BlackRock Fund Managers Ltd, (j) BlackRock Institutional Trust Company, N.A., (k) BlackRock International Limited, (l) BlackRock Investment Management (Australia) Limited, (m) BlackRock Japan Co., Ltd. and (n) BlackRock Investment Management, LLC. The foregoing information is based on BlackRock's Schedule 13G/A filed with the SEC on January 26, 2021.
(15)FMR LLC's' address is 245 Summer Street, Boston, Massachusetts 02210. The foregoing information is based on FMR LLC's Schedule 13G/A filed with the SEC on February 8, 2021.

RELATED-PARTY AND
OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, holders of more than 5% of our outstanding common stock or any member of their immediate family had or will have a direct or indirect material interest.

Partnership Agreement

In connection with the completion of our initial public offering and certain formation transactions in which we engaged in connection with our initial public offering, or the Formation Transactions, we entered into an amended and restated partnership agreement with the various persons receiving common units in the Formation Transactions, including Mr. Rady, his affiliates and certain other of our executive officers. As a result, these persons became limited partners of our operating partnership.

Pursuant to the partnership agreement, limited partners of our operating partnership and some assignees of limited partners have the right to require our operating partnership to redeem part or all of their common units for cash equal to the then-current market value of an equal number of shares of our common stock (determined in accordance with and subject to adjustment under the partnership agreement), or, at our election, to exchange their common units for shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter.

In addition, we may not, without prior limited partner approval, directly or indirectly transfer all or any portion of our interest in the operating partnership before the later of the death of Mr. Rady and the death of his wife, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets, a reclassification, recapitalization or change in any outstanding shares of our stock or other outstanding equity interests or an issuance of shares of our stock, in any case that requires approval by our common stockholders.

Registration Rights

We entered into a registration rights agreement with the various persons who received shares of our common stock and/or common units in the Formation Transactions, including Mr. Rady, his affiliates, immediate family members and related trusts and certain of our executive officers. Pursuant to the registration rights agreement, we filed registration statements on Form S-3 covering the resale of the shares of our common stock issued in the Formation Transactions and the resale of the shares of our common stock issued or issuable, at our option, in exchange for common units issued in the Formation Transactions.

In addition, in connection with our filing a registration statement with respect to an underwritten offering for our own account, any of Mr. Rady and his affiliates, immediate family members and related trusts will have the right, subject to certain limitations, to register such number of shares of our common stock issued to him or her pursuant to the Formation Transactions as each such person requests.

Under certain circumstances, we are also required to undertake an underwritten offering upon the written request of holders of at least 10% in the aggregate of the securities originally issued in the Formation Transactions, provided the securities to be registered in such offering shall (i) have a market value of at least $25 million or (ii) shall represent all of the remaining securities acquired in the Formation Transactions by Mr. Rady and his affiliates, immediate family members and related trusts and such securities shall have a market value of at least $10 million, and provided further that we are not obligated to effect more than three such underwritten offerings. We agreed to pay all of the expenses relating to the securities registrations described above.

AAI Aviation, Inc.

We utilize aircraft services provided by AAI Aviation, Inc., or AAIA, an entity owned by American Assets, Inc. American Assets, Inc. is directly controlled by Mr. Rady. For the year ended December 31, 2020, we incurred approximately $32,000 of expenses related to aircraft services of AAIA or reimbursement to Mr. Rady (or his trust) for use of the aircraft owned by AAIA. These expenses are recorded as general and administrative expenses in our consolidated statements of comprehensive income.

Lease Agreement and Transition Services Agreement with American Assets, Inc.

American Assets, Inc., or AAI, which was founded by Mr. Rady and is controlled by him, is a tenant at our Torrey Reserve Campus. Pursuant to a lease agreement with AAI, we received approximately $192,000 in rent from AAI in 2020. Also, Edisability LLC, or Edisability, an entity in which Mr. Rady is a board member and a majority shareholder, is a tenant at our Torrey Reserve Campus. Pursuant to a lease agreement with Edisability, we received approximately $202,000 in rent from Edisability in 2020.

Additionally, our operating partnership has entered into a transition services agreement with AAI pursuant to which it and AAI have each agreed to provide the other with such services as the other shall reasonably request. Any party receiving services under this agreement shall reimburse the party providing such services for the fully loaded cost of providing such services and for any other actual and reasonable out of pocket expenses incurred in connection with providing such services. Either party may terminate this agreement upon 30-days' written notice.

Equity Incentive Award Plan

In connection with the Formation Transactions, we adopted a cash and equity-based incentive award plan for our directors, officers, employees and consultants. The material terms of such award plan are described above under “Compensation Discussion and Analysis — Elements of Executive Officer Compensation.”

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Code of Business Conduct and Ethics policy since our initial public offering in January 2011. As part of our Code of Business Conduct and Ethics, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.
We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party and the extent of the related party's interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is (i) a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness, (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant, and in which any Related Party (as defined below) had, has or will have a direct or indirect interest or (ii) any amendment or modification to such a transaction, arrangement or relationship, regardless of whether such transaction, arrangement or relationship has previously been approved in accordance with our policy. For purposes of this policy, a “Related Party” is:
•any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
•any person who is (or was) the beneficial owner of more than 5% of any class of our voting securities when the Related Party Transaction in question is (or was) expected to occur or exist;
•any immediate family member of any of the foregoing persons and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and
•any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or serves in a similar position or in which such person has a 5% or greater beneficial ownership interest.

INCORPORATION BY REFERENCE

The Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and any information included on our web site, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single Notice of Internet Availability or Annual Report and Proxy Statement to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Notice of Internet Availability or Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household our Notice of Internet Availability or Annual Report and Proxy Statement for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account that receives an Annual Report and Proxy Statement at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Notice of Internet Availability or Annual Report and Proxy Statement, as requested, to any stockholder at the same address. If you wish to receive a separate copy of the Notice of Internet Availability or Annual Report and Proxy Statement, or future Notices of Internet Availability, annual reports and proxy statements, then you may contact our Investor Relations Department by: (i) mail at American Assets Trust, Inc., Attention: Investor Relations, Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, (ii) telephone at (858) 350-2600, or (iii) e-mail at info@americanassets.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Notice of Internet Availability or Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

STOCKHOLDER PROPOSALS
2021 Annual Meeting Proposals
Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement and any procedural matters relating to these proposals.
2022 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2022 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the first page of this Proxy Statement no later than December 10, 2021. Any proposal should be addressed to our General Counsel and may be included in next year's proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, our Bylaws currently require that we be given advance written notice of nominations for election to our Board and other matters that stockholders wish to present for action at an Annual Meeting of our Stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). Our Secretary must receive such notice at the address set forth in the Introduction not later than December 10, 2021 and no earlier than November 10, 2021 for matters to be presented at the 2022 Annual Meeting of our Stockholders. However, in the event that the 2022 Annual Meeting of our Stockholders is held before May 9, 2022 or after July 8, 2022, for notice by the stockholder to be timely it must be received not earlier than 150 days prior to the date of the 2021 Annual Meeting of our Stockholders and not later than 5:00 p.m., Eastern time, on the later of (i) 120 days prior to the date of the 2021 Annual Meeting of our Stockholders and (ii) the tenth day following the day on which public disclosure of the date of such meeting was first made by the Company.

ANNUAL REPORT
We sent a Notice of Internet Availability and provided access to our Annual Report over the Internet to stockholders of record on or about April 9, 2021. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If any person who was a beneficial owner of our common stock on the record date for the Annual Meeting desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a request identifying the person so requesting a report as a stockholder of American Assets Trust, Inc. at such date. Requests should be directed by (i) mail at American Assets Trust, Inc., Attention: Investor Relations, Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, (ii) telephone at (858) 350-2600, or (iii) e-mail at info@americanassets.com. In addition, on the Financial Reporting page of the Investors section of our web site at www.americanassetstrust.com, you can obtain, free of charge, a copy of our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

OTHER MATTERS

Our Board knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are encouraged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.
By Order of the Board,

Adam Wyll
Executive Vice President and Chief Operating Officer

San Diego, California
April 9, 2021

ANNUAL MEETING OF STOCKHOLDERS OF
AMERICAN ASSETS TRUST, INC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to Be Held on June 8, 2021

The Notice of Annual Meeting, Proxy Statement, 2020 Annual Report and other SEC filings are available at the Investors page on our web site at www.americanassetstrust.com.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Ernest S. Rady 02) Dr. Robert S. Sullivan 03) Thomas S. Olinger 04) Joy L. Schaefer 05) Nina A. Tran

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

AMERICAN ASSETS TRUST, INC.
Annual Meeting of Stockholders
June 8, 2021 9:00 AM PACIFIC TIME
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Robert F. Barton and Adam Wyll, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICAN ASSETS TRUST, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 8, 2021, at Torrey Point, 3420 Carmel Mountain Rd., Suite 100, San Diego, CA 92121, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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